                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-12

                              ESSEX BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(i) (1), 14a-6(i) (2) or
     item 22(a) (2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                      [LETTERHEAD OF ESSEX BANCORP, INC.]


June ___, 2001



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Essex Bancorp, Inc. (the "Company"), the holding company for Essex Savings Bank, F.S.B. (the "Bank"), which will be held at Interstate Corporate Center, Building #11, 1st Floor Conference Room, Norfolk, Virginia, on July ___, 2001 at 1:00 p.m.

The attached Notice of the Meeting and Proxy Statement describe the business to be transacted at the Meeting. At the Meeting, you will be asked to consider and vote upon a proposal to approve the merger of the Company into Essex Acquisition Corp. ("Essex Acquisition"), a wholly owned subsidiary of the Company. If this merger is approved:

 . each share of the Company's Common Stock (the "Common Stock") (other than shares held by dissenting stockholders) will be exchanged for $1.45 in cash(the "Cash Consideration"). The total Cash Consideration to be paid to all the holders of Common Stock will be $1,537,931, of which approximately $5,183 will be paid to directors and executive officers of the Company.

 . The Company will cease to exist as an independent company and Essex
  Acquisition will be the surviving company in the Merger; and

 . all of the equity interests in the Company will be owned by the existing holders of the Company's preferred stock (the "Preferred Stock") and outstanding warrants to purchase Common Stock ("Warrants"). Two of the Company's directors are among the holders of the Preferred Stock and Warrants and will together own approximately 12.08% of the common stock of Essex Acquisition after the Merger. None of the Company's executive officers will own any stock of Essex Acquisition.

A special committee of directors of the Company (the "Committee"), consisting of the two directors who do not hold Preferred Stock or Warrants, reviewed and considered the terms of the Merger, and unanimously recommended the approval of the Merger to the Board of Directors. The Board of Directors unanimously approved the Merger Agreement and believes that the terms of the Merger are in the best interests of the Company and its stockholders and fair to the Company's unaffiliated common stockholders. The Board of Directors recommends that you vote FOR approval of the Merger Agreement.

The directors and officers of the Company have material financial conflicts of interest that each shareholder should take into account in deciding whether to approve the Merger, including the following:

 . The two directors who do not serve on the Committee will together hold approximately 12.08% of the common stock of Essex Acquisition after the Merger.

 . The two directors who served on the Committee will not own any common stock of Essex Acquisition after the Merger, but will receive a total of $3,388 in exchange for their shares of Common Stock, as well as a total of $8,518 in additional payments to liquidate their outstanding stock options. These directors have also received $10,000 each for their services as members of the Committee.

 . The directors and certain executive officers will continue to be compensated by Essex Acquisition for their services after the Merger. These conflicts of interest are described in more detail in the Proxy Statement. See "The Proposed Merger--Conflicts of Interest." Notwithstanding these conflicts of interests, the Company did not retain an independent and disinterested third party to represent the unaffiliated holders of the Common Stock.

Under Delaware law, the approval of the Merger at the Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. However, even if the holders of the Common Stock approve the Merger, the Company and Essex Acquisition may not complete the Merger if any one of several conditions to closing the Merger is not satisfied. These conditions include:

 .

 . The failure of the owners of the Company's Series B Preferred Stock to approve the Merger; or

 . The exercise of dissenters' rights by common shareholders. The Merger
  Agreement gives either party the right to terminate the agreement if any shareholder exercises dissenters' rights. However, it is not expected that such an exercise would prevent the Merger from being completed unless the number of shareholders exercising dissenters' rights is so material that the Company believes it would be unlikely to be able to fund the costs of the Merger.

For further discussion of the closing conditions and the financing of the Merger, see "The Proposed Merger - The Merger Agreement" and - "Source of Funds".

YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-paid envelope provided. If your shares are held by a brokerage firm on your behalf, you may also vote by Internet at www.proxyvote.com or by phone using the toll-free number 1-800-454-8683. If you
-----------------
attend the Meeting, you may vote in person even if you have already mailed in your Proxy Card or otherwise voted before the Meeting.

The enclosed Notice of Meeting and Proxy Statement provide you with a summary of the Merger and additional information about the parties involved and their interests in the Merger. I encourage you to read and consider carefully the information contained in the Proxy Statement. Please read these materials carefully. In addition, you may obtain information about the Company from documents that we have filed with the Securities and Exchange Commission, including the Company's Schedule 13e-3 Transaction Statement.

If you do not vote in favor of the Merger Agreement, you will have the right to dissent and to seek appraisal of the fair market value of your shares of Common Stock if the Merger is consummated. To do so, however, you must properly perfect your appraisal rights under Delaware law in accordance with the procedures described beginning on page 33 of the accompanying Proxy Statement.

Whether or not you plan to attend the Meeting, you are urged to read the enclosed material carefully and complete, sign and promptly return the enclosed proxy to assure that your shares will be voted at the Meeting. If you attend the Meeting, you may revoke your proxy and vote in person if you choose, even if you have returned your Proxy Card.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your continued support.

Sincerely,



Gene D. Ross
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement. Any representation to the contrary is a criminal offense.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about June ___, 2001.


                       =================================
                         For further information about
                          the Annual Meeting, please
                             call 1-757-893-1326.
                       =================================

                                    [LOGO]
PRELIMINARY COPY
                                 BANCORP, INC.
                          Interstate Corporate Center
                                  Building #9
                                   Suite 200
                           Norfolk, Virginia  23502
                                (757) 893-1326

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held on __________, July __, 2001

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Essex Bancorp, Inc. (the "Company") will be held at Interstate Corporate Center, Building #11, 1st Floor Conference Room, Norfolk, VA, on ______________, July ___, 2001, at 1:00 p.m.

A Proxy Statement and a Proxy Card for the Meeting are enclosed. The Meeting is for the purpose of considering and voting upon the following matters:

        1. A proposal to approve an Agreement and Plan of Merger pursuant to which the Company will be merged with and into Essex Acquisition Corp. ("Essex Acquisition"), a newly-formed Virginia corporation that is a wholly owned subsidiary of the Company and each outstanding share of the Company's Common Stock (other than shares held by stockholders who have properly perfected their dissenters' rights) will be exchanged for the right to receive $1.45 in cash, without interest (the "Cash Consideration"). A copy of the Restated Agreement and Plan of Merger dated as of May 1, 2001 is attached as Appendix A to and is described in the accompanying Proxy Statement.

        2. The approval of adjournments of the Meeting in order to allow the Company to continue to solicit proxies from holders of Common Stock who have not cast a vote by proxy with respect to the proposed Merger, or whose proxies have not been voted in favor of the Merger.

        3. Such other matters as may properly come before the Meeting, or any adjournment thereof. The Board of Directors is not aware of any other business to come before the meeting.

The Board of Directors has established June ___, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. Only record holders of the Common Stock as of the close of business on that date will be entitled to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available at Essex Bancorp, Inc., Interstate Corporate Center, Building #9, Suite 200, Norfolk, Virginia 23502, for a period of ten days prior to the Meeting and also will be available for inspection at the Meeting itself.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF THEIR BROKERAGE FIRM MAY ALSO VOTE BY INTERNET AT www.proxyvote.com OR BY PHONE USING
                                            -----------------
THE TOLL-FREE NUMBER 1-800-454-8683. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER OF YOUR SHARES TO VOTE PERSONALLY AT THE MEETING.

                              By Order of the Board of Directors



                              Jennifer L. DeAngelo

Norfolk, Virginia             Corporate Secretary

June ___, 2001                Essex Bancorp, Inc.


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-

ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
SUMMARY TERM SHEET.............................................................................    1
WHO CAN HELP ANSWER YOUR QUESTIONS?............................................................    7
INFORMATION ABOUT THE MEETING..................................................................    8
  Voting at the Meeting........................................................................    8
  Revocation of Proxies........................................................................    8
  Solicitation of Proxies......................................................................    8
  Record Date, Quorum and Required Vote........................................................    9
THE PROPOSED MERGER............................................................................    9
  The Company..................................................................................    9
  Background of the Merger.....................................................................   10
  Recommendation of the Committee and Board of Directors; Reasons for the Merger...............   16
  Opinion of RP Financial......................................................................   19
  Certain Effects of the Merger................................................................   26
  Interests of Certain Persons in the Merger; Conflicts of Interest............................   26
  Federal Income Tax Consequences..............................................................   27
  Source of Funds..............................................................................   30
  Effective Time of the Merger and Payment for Shares..........................................   30
  Treatment of Stock Options and Warrants......................................................   30
    Stock Options..............................................................................   30
    Warrants...................................................................................   31
  The Merger Agreement.........................................................................   31
  Pro Forma Financial Information..............................................................   32
  Conduct of the Business of the Company if the Merger is Not Consummated......................   32
  Exchange of Securities.......................................................................   32
  Transfer of Shares...........................................................................   33
  Regulatory Approvals.........................................................................   33
  Expenses of the Merger.......................................................................   33
  Rights of Dissenting Shareholders............................................................   33
  Conduct of The Company's Business After The Merger...........................................   35
OTHER INFORMATION ABOUT THE COMPANY............................................................   35
  Summary Consolidated Financial Data Of The Company...........................................   35
  Market Prices Of Common Stock And Dividends..................................................   37
  Securities Ownership of Certain Beneficial Owners............................................   37
    Securities Ownership of Management.........................................................   37
    Securities Ownership of Certain Beneficial Owners..........................................   39
  Information With Respect to Continuing Directors.............................................   40
    Meetings of the Board and Committees of the Board..........................................   41
    Directors Fees.............................................................................   41
  Audit Committee Report.......................................................................   42
  Executive Compensation.......................................................................   43
    Summary Compensation Table.................................................................   43
    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values..   44
  Employment and Other Executive Services Agreements and Plans.................................   44
    Employment Agreement.......................................................................   44
    Other Executive Services Agreement.........................................................   45
    Supplemental Executive Retirement Plan.....................................................   45
  Transactions With Certain Related Persons....................................................   46
  Compliance With Section 16(a) of the Exchange Act............................................   46
  Independent Accountants......................................................................   46
    Audit Fees.................................................................................   46
    Financial Information Systems Design and Implementation Fees...............................   46

    All Other Fees.............................................................................  47
OTHER MATTERS THAT MAY BE CONSIDERED AT THE MEETING...........................................   47
STOCKHOLDER PROPOSALS.........................................................................   47
ADDITIONAL INFORMATION........................................................................   47
Appendix A AGREEMENT AND PLAN OF MERGER.......................................................   49
Appendix B FAIRNESS OPINION OF RP FINANCIAL...................................................   56
Appendix C DISSENTERS' RIGHTS PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW..............   62
Appendix D AUDIT COMMITTEE CHARTER............................................................   66

PRELIMINARY COPY                    [LOGO]
                                 BANCORP, INC.
                          Interstate Corporate Center
                                  Building #9
                                   Suite 200
                           Norfolk, Virginia  23502
                                (757) 893-1326

                              SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Proxy Statement but may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the terms of the merger, you should carefully read this entire Proxy Statement and its appendices and the other documents to which we refer. The actual terms of the merger are contained in the merger agreement included in this Proxy Statement as Appendix A.

1.   WHAT WILL I RECEIVE IN THE MERGER?

     You will receive $1.45 in cash for each share of common stock that you own immediately prior to the merger.

The $1.45 cash price reflects a small premium of $0.05 over the closing market price of $1.40 on January 29, 2001, the last trading day before we publicly announced the merger and a premium of $0.2727 per share over the average closing price for the 22 trading day period prior to the announcement of the merger. The closing price of the shares on June __, 2001 was $____. See "Other Information About the Company--Market Prices Of Common Stock And Dividends."

2. HOW DOES THE PRICE THAT I WILL RECEIVE FOR MY COMMON STOCK COMPARE TO THE HISTORICAL MARKET PRICES FOR THE STOCK?

The market price for the Common Stock has exceeded $1.45 at some point during each calendar quarter since January 1, 1999, and on 13 days during the six-month period before the proposed merger was publicly announced. See "Other Information About The Company - Market Prices of Common Stock and Dividends." However, the trading history for the Common Stock over more extended periods of time prior to the Merger indicates that the Common Stock has not consistently maintained price levels in excess $1.45. See "Recommendation of the Committee and Board of Directors; Reasons for the Merger."

3.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

     The common stockholders may have income tax liability because they will receive cash for their shares. Your gain or loss per share will be the difference between $1.45 and your basis in your shares. You should consult your tax advisor for a full understanding of the tax consequences of the merger. See "The Proposed Merger--Material Federal Income Tax Consequences."

4.   WHAT ARE THE REASONS FOR THE MERGER?

     The board of directors and the board's committee considered several factors in determining to recommend the approval of the merger , including:

      . More than $9.3 million in unpaid dividends on our two classes of preferred stock have accrued since 1995 through the end of 2000, and those dividends will continue to accrue for the foreseeable future. For this reason, it is likely that the current negative book value per common share of the common stock, which was $(2.34) at December 31, 2000, will continue to deteriorate.

      . There is an extremely limited trading market for the common stock, and no substantial likelihood that the investment community will take a sufficient interest in the common stock so that the liquidity will improve.

      . The fact that we have a class of common stock and almost 8 million outstanding warrants for additional shares of common stock, together with two classes of preferred stock, presents a complicated equity structure that makes it difficult for us to attract investors or potential strategic partners.

      . The fact that despite a variety of efforts to put together a strategic transaction that would result in a positive return to the holders of the common stock, we have failed to attract any significant interest in a transaction.

      . The large number of outstanding warrants, which may be exercised at a price less than the market price for the common stock, substantially impairs the liquidity of our common stockholders. If a significant number of these warrants were exercised, the already limited trading market for the common stock could be adversely affected by the substantial increase in the number of shares of common stock outstanding.

      . Because of regulatory restrictions applicable to our bank subsidiary, we have fully leveraged our capital base, and cannot grow the business of the bank in a manner that would allow us to generate sufficient income to both pay the accruing dividends on the preferred stock and create additional value for common stockholders.

      . Our continued status as a publicly-traded company requires us to spend a substantial amount of time and money on the reporting and other requirements associated with being a public company.

      See "The Proposed Merger--Recommendation of the Committee and Board of Directors; Reasons for the Merger."

5.   HAS THE BOARD OF DIRECTORS RECOMMENDED THAT I VOTE FOR THE MERGER
     AGREEMENT?

     Yes. Your board of directors believes that the Merger is both procedurally and substantially fair to, and in the best interests of, the Company and its unaffiliated common stockholders. The board's committee, which consisted of two directors who are not preferred stock holders or warrant holders, evaluated the merits of the merger and recommended the cash price to be paid to the common stockholders. The The board then unanimously approved the merger.

     For further information about how the committee and the board of directors arrived at their conclusions and the independent opinion that the committee and the board of directors received from their financial advisor, see "The Proposed Merger--Recommendation of the Committee and Board of Directors; Reasons for the Merger."

6.   DOES THE TRANSACTION INVOLVE ANY CONFLICTS OF INTEREST?

     Yes. In considering the recommendations of the committee and the board, you should be aware that certain directors and officers have interests that may conflict with your interests as stockholders or that are different from your interests:

      . After the merger, the preferred stock holders and warrant holders will own all of the common stock of Essex Acquisition. Harry F. Radcliffe and Robert G. Hecht, who are the two directors of the Company who are not members of the committee, will own 10.07% and 2.01%, respectively, of the outstanding shares of Essex Acquisition after the merger.

      . The two members of the committee do not hold a material number of shares of Common Stock. Together they own 2,335 shares of common stock and options to acquire an additional 42,800 shares of common stock, 41,450 of which are exercisable at prices less than $1.45 per share. They will be entitled to receive a cash payment of $8,518 in exchange for their options, in addition to the $3,388 they will receive for their outstanding shares of common stock.

      . The members of the committee are each receiving a fee of $10,000 for their services as members of the committee. In addition, Mr. Ross, who is a member of the committee and the President and Chief Executive Officer of the Company, will continue to be employed by Essex Acquisition pursuant to an employment agreement that guarantees him a minimum level of compensation. See "Other Information About the Company -Employment and Other Executive Services Agreements and
          Plans -Employment Agreements". The members of the board will continue to be board members of Essex Acquisition, and will continue to receive directors fees for attendance at board and committee meetings. These fees are payable to the non-employee directors, and for the year ending December 31, 2000, amounted to a total of $34,350.

See "The Proposed Merger--Interests of Certain Persons in the Merger; Conflicts of Interest."

Because each of these conflicting interests caused the members of the committee and other members of the board of directors to have financial interests that are different from those of the unaffiliated holders of common stock, it is possible that the recommendations of the committee and the board of directors with respect to the merger may have been influenced by economic interests not shared by the common shareholders as a whole. However, the board did not retain any independent or disinterested third party to represent our unaffiliated shareholders in considering the merger.

7.   DID THE BOARD AND THE COMMITTEE RETAIN A FINANCIAL ADVISOR?

     Yes. The committee retained RP Financial, LC. as its financial advisor to help evaluate of the merger. RP Financial delivered its opinion to the effect that the terms of the Merger are fair, from a financial point of view, to the unaffiliated holders of common stock.

     RP Financial has delivered an updated fairness opinion as of the date of this proxy statement that is attached to this proxy statement as Appendix B. RP Financial does not intend to further update its opinion through the date of the meeting unless requested to do so by the company. RP Financial will receive total fees of approximately $50,000 for its merger-related services. In addition, RP Financial will receive an additional fee of $7,500 in connection with a valuation of the warrants that was conducted in order to arrive at a recommended value for the warrants. See "The Proposed Merger--Opinion of RP Financial."

     RP Financial's fairness opinion is based on analyses that contain estimates and valuation ranges, and does not necessarily indicate actual values or predict future results or values.

     We have attached as Appendix B to this Proxy Statement the full text of the final opinion of RP Financial. This opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. YOU SHOULD READ THIS OPINION.

8.   HAVE OTHER PARTIES CONSIDERED THE FAIRNESS OF THE MERGER?

     Yes. As described in this Proxy Statement, in addition to the consideration of the Merger by the board of directors and the committee of the board, the fairness of the merger has been separately considered by each of Essex Acquisition, by Messrs. Radcliffe, Hecht, the two directors of the company who also hold preferred stock and warrants, and by Mr. Ross, a director and President and Chief Executive Officer of the Company, who also is a member of the board's committee.

     Because Essex Acquisition is a subsidiary of the Company that has an identical board of directors to the Company and because Mr. Radcliffe, Mr. Hecht and Mr. Ross are directors of the Company, each of these persons received and considered the identical information about the merger that was made available to the board of directors and committee. Essex Acquisition's reasons for pursuing the merger are identical to those of the Company, and are fully disclosed elsewhere in this Proxy Statement.

     Mr. Ross, in his capacity as a Director of the Company and Essex Acquisition, and a member of the board's committee, as well as his individual capacity, similarly concluded that the pursuit of the merger is appropriate because of the factors discussed in this Proxy Statement. Mr. Radcliffe and Mr. Hecht, in their capacity as directors of the Company and Essex Acquisition, have also concluded that the pursuit of the merger is appropriate because of the various factors discussed in this proxy statement. In addition, in their individual capacities, Mr. Radcliffe and Mr. Hecht concluded that the merger should be pursued at this time because they recognize that as holders of preferred stock, they will continue to benefit, to the detriment of the owners of common stock, as the negative book value of the Company's common stock continues to grow because of the continuing accumulation of dividends on the preferred stock.

     Each of Essex Acquisition and Messrs. Radcliffe Hecht, and Ross has also concluded that the proposed merger is both substantively and procedurally fair to the unaffiliated holders of common stock. Their belief as to substantive fairness takes into account the considerations described above, and the fact that the recommended price of $1.45 is near the top of the range of the only valuation method that yielded any positive value for the common stock. As to procedural fairness, each of them has taken into account the fact that no independent and unaffiliated representative was engaged to represent the interests of the common shareholders, but has concluded that the manner in which the merger would take place is nonetheless procedurally fair. They based this conclusion on the thoroughness of the evaluation methodology used by RP Financial, and on the facts that any shareholder that does not wish to accept the proposed cash price will be entitled to dissent from the transaction, and that the extremely low number of shares of common stock held by affiliates of the Company means that the unaffiliated shareholders will have the power to decide whether or not to proceed with the merger without the influence of a large voting block held by interested shareholders.

9.   DO I HAVE SPECIAL RIGHTS IF I OPPOSE THE MERGER?

     Yes. Each stockholder who does not vote in favor of the merger may dissent and seek a judicial appraisal of the his or her shares of stock if the merger is completed. This option will be available, only if the stockholder complies with all the appropriate legal requirements. See "Dissenters' Rights Provisions of the Delaware General Corporation Law" attached as Appendix C. These requirements are also summarized in the section "The Proposed Merger-Rights of Dissenting Shareholders." The appraised value of a share of common stock could be more or less than $1.45.

10.  WHAT WILL HAPPEN TO THE COMPANY'S OUTSTANDING PREFERRED STOCK AND WARRANTS?

     The preferred stock and warrants will be exchanged for common stock of Essex Acquisition, as follows:

      . The holders of shares of our Series B and Series C preferred stock will each receive 1.061679 shares and 1.061639 shares, respectively, of common stock of Essex Acquisition in exchange for each share of preferred stock that they own.

      . The preferred stock holders also have 7,949,000 warrants to purchase additional shares of common stock, each exercisable at a price of $.9375 per share. Each warrant will be exchanged for the right to receive 0.013993 shares of common stock of Essex Acquisition. This exchange ratio was determined based on a valuation of the warrants conducted by RP Financial.

      . After the merger, the holders of the preferred stock and warrants will own all of the shares of common stock of Essex Acquisition. The holders of the preferred stock will no longer be entitled to receive dividends on the preferred stock, and the number of shares of common stock of Essex Acquisition that they receive in the merger will reflect their accrued but unpaid dividends through the merger.

      . The current holders of preferred stock and warrants will be the only owners of Essex Acquistion, and will be the beneficiaries of any future earnings and growth. Of course, they will also bear the entire risk of any future losses.

     See "The Proposed Merger--Treatment of Stock Options and Warrants," and "-- Exchange of Securities."

11.  WHAT WILL HAPPEN TO THE COMPANY'S STOCK OPTIONS?

     The Company has options for a total of 173,800 shares of common stock outstanding, 134,350 of which are exercisable at prices less than $1.45 per share (at prices ranging from $0.9375 to $1.4375). The holders of these options will each be entitled to a cash payment representing the difference between the exercise price on the options and the $1.45 per share price being paid to common stockholders. The total cash payment that will be due to optionholders is expected to total $20,429. See "The Proposed Merger--Treatment of Stock Options and Warrants."

12.  HOW WILL THE COMPANY FINANCE THE MERGER?

     The funds required to complete the merger and to pay related fees and expenses are to be provided from the proceeds of a loan to be made to Essex Acquisition by Centura Bank . Centura Bank has agreed to loan up to $2 million to Essex Acquisition to allow Essex Acquisition to pay the total costs of approximately $1.86 million associated with the Merger, including the $1.45 price for the common stock (which will total $1,537,931 if no dissenters' rights are exercised), the cash payments of $20,429 to be made with respect to the stock options, and the expenses of the merger, which are estimated to be approximately $302,000.


     Essex Acquisition will be obligated to repay the loan at an interest rate equal to the prime rate minus 1/4%, over a five year period. See "The Proposed Merger--Source of Funds."

13.  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

     We expect the merger to be completed on the day of the meeting, or shortly after that date. See "The Proposed Merger--Effective Time of the Merger and Payment for Shares."

14.  WHAT ARE THE CONDITIONS TO COMPLETING THE MERGER?

     The completion of the merger is subject to several conditions, including the following:

     .  approval of the merger by the holders of common stock,

     . the approval of the merger by the holders of a majority of each class of our preferred stock, and

     . the failure of the holders of a material number of shares of the common stock and preferred stock to exercise their dissenters' rights.

     See "The Proposed Merger--The Merger Agreement." We are not aware of any factors that would cause the failure of any of the closing conditions.

15.  WHEN AND WHERE IS THE MEETING?

     The meeting will take place on July ___, 2001, at 1:00 p.m., Eastern Time, at Interstate Corporate Center, Building #11, 1/st/ Floor Conference Room, Norfolk, Virginia. See "Information About the Meeting."

16.  WHAT WILL BE VOTED ON AT THE MEETING?

     At the meeting:

     .  our common stockholders will vote upon a proposal to approve the merger.

     . if necessary, the stockholders may be asked to consider adjourning the meeting in order for the Company to continue to solicit proxies from stockholders who have not yet voted or who have not voted in favor of the merger.

     . the stockholders will transact other business that may come before the meeting.

     See "Information About the Meeting--Voting at the Meeting."

17.  WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on June ___, 2001, which is the "Record Date," are entitled to notice of, and to vote at, the meeting. However, all holders of common stock at the time the merger is completed will be entitled to receive a cash payment of $1.45 per share (unless the holders are pursuing their rights to dissent and have their shares appraised).

18.  WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

     The merger must be approved by the holders of a majority of the outstanding shares of common stock. In addition, contemporaneously with the meeting, the written consent of a majority of each class of the preferred stock holders will be sought. The approval of the merger by one of the classes of preferred stock is assured because a majority of the shares are held by Mr. Radcliffe, one of our directors, but we do not have advance assurances of approval from a majority of the holders of our other class of preferred stock.

19.  WHAT DO I NEED TO DO NOW?

     First, read this proxy statement carefully. Then, you should complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If your shares are held by a broker as nominee, you should receive a proxy card from your broker. That card will contain a control number, and you may use that number to vote on the Internet at www.proxyvote.com or by phone by calling the
                                  -----------------
toll-free number 1-800-454-8683. See "Information About the Meeting--Voting at the Meeting."

20. MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD OR OTHERWISE VOTED?

     Yes.  To change your vote you can:

     . send in a later-dated, signed proxy card or a written revocation before the meeting, or

     . attend the meeting and give oral notice of your intention to vote in person.

     You should be aware that simply attending the meeting will not in and of itself constitute a revocation of your proxy. See "Information About the Meeting-Revocation of Proxies."

21.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     No. If the merger is completed, you will receive written instructions about how to exchange your shares of common stock for your cash payment. See "The Proposed Merger--Effective Time of the Merger and Payment for Shares."

22. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     Your broker will vote your shares only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Information About the Meeting."



                      WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you have any questions concerning the Merger or the Meeting, if you would like additional copies of the Proxy Statement or if you will need special assistance at the Meeting, please call the Company at 1-757-893-1326. The summary information provided above in "question and answer" format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement. YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT (INCLUDING THE APPENDICES) IN ITS ENTIRETY.

                              Essex Bancorp, Inc.
                          Interstate Corporate Center
                                  Building #9
                                   Suite 200
                           Norfolk, Virginia  23502

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                July ___, 2001

                         INFORMATION ABOUT THE MEETING

This Proxy Statement is being furnished to stockholders of Essex Bancorp, Inc. (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held at Interstate Corporate Center, Building #11, 1st Floor Conference Room, Norfolk, Virginia, at 1:00 p.m. on Thursday, July ___, 2001, and at any adjournments thereof. The 2000 Annual Report to Stockholders, including the consolidated financial statements for the year ended December 31, 2000, accompanies this Proxy Statement, which is first being mailed to stockholders on or about June ___, 2001.

Voting at the Meeting

Regardless of the number of shares of Common Stock of the Company (the "Common Stock") owned, it is important that stockholders be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed Proxy Card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the Proxy Card. Stockholders whose shares are held by brokerage firms on their behalf may also vote on the Internet at www.proxyvote.com or by phone using the toll-free telephone number 1-800-454-8683. Proxies solicited by the Board of Directors of the Company will be voted in accordance with directions given in the Proxy Card (or by the Internet or phone, if applicable). Because none of the directors of the Company has a term of office that expires in 2001, the approval of the proposed merger (the "Merger") of the Company into Essex Acquisition Corp. ("Essex Acquisition") and the approval of adjournments of the Meeting, if needed, are the only matters presently scheduled to be considered by the stockholders at the Meeting. Where no instructions are indicated, proxies will be voted FOR the approval of the Merger and FOR adjournment, if applicable.

The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by filing written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your name, you will need additional documentation from the record holder of your shares to vote personally at the Meeting.

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed will be borne by the Company. Proxies may also be solicited personally or by telephone, online at www.proxyvote.com, or by directors, officers, and regular employees of the Company or Essex Savings Bank, F.S.B. (the "Bank"), without additional cost to the Company or the Bank. The Company has retained Regan & Associates, Inc. to act, on behalf of the Company, as proxy solicitor for the

Meeting. The Company has agreed to pay Regan & Associates, Inc. a fee of $10,000, including their expenses, to assist in the solicitation of proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Record Date, Quorum and Required Vote

The securities that may be voted at the Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below.

The close of business on June ___, 2001 has been established by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting, and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 1,060,642.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The Meeting may be adjourned in order to permit the further solicitation of proxies if there are not sufficient votes for a quorum at the time of the Meeting or for such other purposes as may be considered proper. The affirmative vote of the majority of the outstanding shares of Common Stock will be required to approve the Merger, and the affirmative vote of the majority of the shares voting on an action will be required to take any other action at the Meeting, including the approval of any adjournment. The Company has not imposed a separate requirement that the Merger be approved by a majority of the "unaffiliated" holders of the Common Stock. Because the holders of the Preferred Stock and Warrants are not known to hold any shares of the Common Stock, and because the directors and executive officers of the Company in the aggregate hold 4,146 shares, or less than 0.4% of the outstanding shares of the Common Stock, the Company does not believe that the difference between approval by "unaffiliated" shareholders and approval by the shareholders as a whole is material. The Company will treat shares of Common Stock represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum at the Meeting and for the purpose of determining the outcome of any question submitted to the stockholders for a vote. The inspectors of election will treat "broker non-votes" (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. For the purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions (although the Board of Directors knows of no other matter that is expected to be presented at the Meeting). Accordingly, abstentions and broker non-votes will have the same effect as votes against the approval and adoption of the Merger Agreement.

For discussion of the circumstances under which the Company might seek to adjourn the Meeting in order to solicit additional proxies in favor of the Merger, see "The Proposed Merger - Adjournment of the Meeting."

HOLDERS OF COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, HOLDERS OF COMMON STOCK WILL RECEIVE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE THEIR SHARES FOR THE CASH CONSIDERATION.

                              THE PROPOSED MERGER

The Company and the Merger

The Company is a Delaware corporation that is the holding company for the Bank, a federally-chartered savings bank that operates (i) five retail branches located in North Carolina and Virginia and (ii) Essex First, a division that engages in the origination and sale of residential mortgage loans, the origination of residential construction loans to individuals and builders, and the participation in residential construction, acquisition and development and lot loans. The Company's other principal operating subsidiary is Essex Home Mortgage Servicing Corporation, a wholly-owned subsidiary of the Bank that is engaged primarily in the servicing of mortgage loans owned by the Bank, governmental agencies and third party investors. At December 31, 2000, the Company had total assets of $307.7 million, total liabilities of $285.8 million, including total deposits of $242.6 million, and total shareholders' equity of $21.9 million.

If the Merger is completed, the Company will merge into Essex Acquisition and will cease to exist as a separate entity. The holders of the Common Stock will be entitled to receive Cash Consideration for their shares, but will not have any continuing ownership interest in the business of the Company. Essex Acquisition will be owned entirely by the existing holders of the Preferred Stock and Warrants, who will be solely entitled to any benefit of the continuing operations of the Company, as conducted by Essex Acquisition after the Merger. The Company will no longer be publicly traded, and none of the holders of the Common Stock will be able to acquire an interest in the Company in the public market.

Background of the Merger

In September, 1995, the Company and the Bank merged with Home Bancorp, Inc. ("Home Bancorp") and its wholly-owned subsidiary Home Savings Bank, FSB (the "Home Acquisition"). In exchange for all of the outstanding stock of Home Bancorp, the stockholders of Home Bancorp received 2,250,000 shares of two classes of non-voting perpetual Preferred Stock of the Company with an aggregate redemption and liquidation value of $15.0 million, and Warrants to purchase 7,949,000 shares of the Company's Common Stock at a price of $0.9375 per share, which was the price of the Common Stock as of June 30, 1995. The Warrants became exercisable in September 1998, and will expire in September 2005.

Since 1995 and through December 31, 2000, a total of $9,341,896 in accrued but undeclared and unpaid dividends have accrued on the Preferred Stock. The Company has been unable to pay the Preferred Stock dividends because the Company's earnings and regulatory capital requirements have not allowed it to do so. For this reason, as of December 31, 2000, the aggregate of the liquidation value and the accrued but unpaid dividends on the Preferred Stock was $24,349,396. Because the total stockholders' equity of the Company as of December 31, 2000 was $21,867,252, this resulted in a negative book value per share of Common Stock at December 31, 2000 of $(2.34).

The Company's negative book value per common share as of December 31, 2000 improved substantially from the book value per common share as of December 31, 1999 of $(3.97), due to the substantial utilization of the Company's remaining tax loss carryforwards during 2000. Before the utilization of the tax loss carryforwards during the fiscal years ended December 31, 1999 and December 31, 2000, the Company's earnings per common share on an operating basis, which takes into account the preferred stock dividends, totaled negative $(1.12) and $(0.92), respectively. Although the utilization of the tax loss carryforwards resulted in positive earnings per common share on a reported basis for the most recent two years, the Company anticipates that future tax benefits will be limited. Accordingly, the Company anticipates that earnings per common share on an operating basis will remain negative for the foreseeable future and that the negative book value per share will continue to decline as the accrued preferred stock dividends increase at a compounded rate. The table below reflects the amount of cumulative dividends on the Preferred Stock at the end of each fiscal year since issuance in 1995, and the scheduled dividends over the next five fiscal years. In order to avoid further deterioration in the book value per common share, the Company would be required to generate earnings in excess of the scheduled Preferred Stock dividends, a scenario that is considered unlikely by the Board of Directors.

                                 Annual Amount        Cumulative
                                 of Dividends         Dividends

         12/31/95               $  368,022.46     $   368,022.46
         12/31/96                1,446,866.78       1,814,889.24
         12/31/97                1,635,489.03       3,450,378.27
         12/31/98                1,789,726.88       5,240,105.15
         12/31/99                1,958,526.62       7,198,631.77
         12/31/00                2,143,264.39       9,341,896.16

         12/31/01               $2,345,446.47     $11,687,342.63
         12/31/02                2,566,721.62      14,254,064.25

     12/31/03                 2,808,894.53                   17,062,958.78
     12/31/04                 3,073,940.60                   20,136,899.38
     12/31/05                 3,364,022.12                   23,500,921.50

At the time the Company agreed to the Home Acquisition, the Bank was subject to imminent seizure by federal thrift regulators. Although the Home Acquisition recapitalized the Company and the Bank, the Company continued to experience operating losses after that 1995 transaction that threatened the Bank's ability to maintain compliance with regulatory capital requirements. Therefore, shortly after the Home Acquisition, the Board of Directors began to evaluate alternative strategies to implement in the short-term to maintain compliance with regulatory capital requirements as well as achieve core profitability.

The Board of Directors approved a downsizing strategy in 1996 that included the sale of branch deposits and office facilities at nine branch offices during 1996 and 1997 to various purchasers, sales of loans and securities to third parties to provide liquidity for the branch sales and writing off the goodwill that was acquired in connection with the Home Acquisition. Certain of these branches were considered by the Company to be either marginally profitable or unprofitable due to their smaller deposit size, limited loan origination capacity, markets served and/or other factors. The sale of these branches reduced the Bank's required capital levels and improved future earnings potential because goodwill amortization expense sharply declined and the Bank's remaining branches were more profitable. In the absence of the downsizing strategy, the Bank may have been subject to further regulatory enforcement action, including but not limited to conservatorship or receivership, which would have severely curtailed or eliminated any returns to the holders of the Preferred Stock or Common Stock.

Since the Home Acquisition, the Board of Directors of the Company and the Bank have continuously engaged in long-term strategic planning with the overall objectives of improving the financial strength and performance of the Company and the Bank and generating positive returns for the holders of the Preferred Stock and Common Stock. Following the branch sale transactions, the Bank turned its focus to operational strategies designed to increase profitability including, but not limited to, increasing net interest margin, improving asset quality, increasing non-interest income, reducing operating expenses and utilizing the tax benefits provided by the Company's substantial tax loss carryforwards. Specifically, these strategies have included:

     . increasing interest income through raising the proportion of higher yielding loans held in portfolio, including construction/permanent loans and builder lines of credit, and reducing the level of non-earning assets, particularly non-performing loans and foreclosed real estate;

     . reducing interest expense through a reduction of higher interest cost certificates of deposit ("CDs") in favor of a higher proportion of lower cost transaction accounts, which also generate fee income;

     . increasing the portfolio of loans serviced for others, particularly loans sub-serviced for other investors, to raise the level of non-interest income and more fully utilize the Bank's existing loan servicing expertise;

     . reducing the operating expense ratio by leveraging excess capital through (1) emphasizing deposit growth and wholesale funding to support loan growth while maintaining compliance with required capital levels and (2) operating more efficiently, including re-engineering back office operations, relocating administrative offices to less expensive office space and more effectively using technology for customer access and internal operations;

     . cross-selling existing customers with a broadened array of products and services; and,

     . recognizing the value of the significant tax benefits attributable to the Company's net operating loss carryforwards, which became available as core earnings grew, particularly during the last two years.

Following the branch sale transactions, the Company sought to maximize the leverage of the Bank's capital, and thereby increasing earnings, through growth. At the current regulatory capital levels, the Bank maintains a small cushion over what is required to maintain its "well-capitalized" regulatory capital levels, and without raising additional capital, future growth is restricted to the ability to retain additional earnings. The ability to raise additional capital has been adversely impacted by the preference position of the Preferred Stock, the accumulated dividends on the Preferred Stock, the significant potential dilution of the Warrants, the negative book value and negative operating earnings per common share and the weak market conditions for thrift offerings over the past two years. The Board believes an additional common stock offering in such prevailing markets would have presented considerable dilution to the existing holders of the Common Stock because these factors coupled with the size of the offering would have required a steep price discount from the prevailing market price of the Common Stock. At the same time, the leveraged capital position of the Company restricts the ability of the Company to pay the accumulated dividends to the holders of the Preferred Stock, because such payments would reduce capital.

Notwithstanding the success of the Company in reversing its operating losses and substantially increasing the Bank's earnings capacity over the past several years, the pretax income of the Company has not exceeded the amount of additional dividends accruing on the Preferred Stock each year. In view of the Company's inability to pay any of the accruing dividends to the holders of the Preferred Stock since 1995 and the negative book value per common share and the negative earnings per common share on an operating basis in recent years, the Board of Directors has continuously evaluated alternative strategies to provide returns to holders of both the Preferred Stock and the Common Stock. These efforts have taken place at regular and special board meetings and particularly at the Board of Directors' annual strategic planning retreats. Additionally, the Company has from time to time attempted to gauge the interest of prospective merger partners, including both in-state and out-of-state financial institutions and non-banking institutions.

The December 1997 Board of Directors planning retreat focused on selling the existing Preferred Stock to a third party financial institution or non-banking company that could effectively utilize the Company's then substantial tax loss carryforwards and that would ultimately merge with the Company. This strategy was designed to provide liquidity to the holders of the Preferred Stock in the short term and provide positive returns and liquidity for the holders of the Common Stock in the longer term. Throughout 1998, the Company contacted a number of substantial banking and non-banking entities regarding this strategy and had serious discussions with one banking entity. The Company and the interested banking entity could not come to terms because the interested banking entity's low price indication would have led to a steep discount on the Preferred Stock redemption value and no residual value for the holders of the Common Stock. The limited interest in this transaction appeared to be primarily attributable to the Company's continuing operating losses at the time.

The October 1998 Board of Directors planning retreat focused on the possibility of conducting a public offering of Common Stock in order to refund the Preferred Stock and accumulated dividends either in part or in whole. The viability of a refunding offering was considered to be a reasonable option to pursue in view of the improving financial condition and the recent attainment of core profitability of the Company, coupled with the strong stock market conditions for financial institutions in general. During 1999, the Company made formal presentations to several investment banking firms specializing in financial institution securities to discuss the prospects and potential terms of such an offering. In general, the investment banking firms indicated that a successful offering would require a longer core earnings track record and the ability to show strong earnings growth and shareholder returns on a pro forma basis. Most of the investment banking firms indicated no interest in underwriting an offering at that time, in part due to the considerable weakening of the market for financial institution stocks in 1999. Two firms suggested the possibility of a merger of the Company with other financial institutions or an equity investment by investor groups, but those prospects never materialized. The Board of Directors also considered other refunding instruments, including the issuance of debt, but these alternatives were not considered viable in view of the potentially higher cost of debt, the anticipated annual debt service requirements (which would not likely have an arrearage option like the preferred stock) and the limited ability to count debt as capital for regulatory capital purposes.

The October 1999 Board of Directors planning retreat focused on the prospects of a "going-private" transaction as well as the strategies considered in previous years. The Company commenced an evaluation of the merits of a going-private transaction as well as the various structural, financial, tax, regulatory, legal, securities and financing aspects of going private. Due to the unique characteristics of the Company, including its capital structure, the Warrants and the tax loss carryforwards, and the complexities of going private, this evaluation required several months and multiple meetings with various professional advisors. During 2000, the Board of Directors determined to concurrently conduct a limited solicitation of interest in the Company, and engaged a financial advisor to coordinate that effort.

In July 2000, the Company hired a financial advisor to solicit interest in a strategic merger with the Company that might enable the Company to provide a return to both the Preferred Stock holders and the common stockholders. The Company and its financial advisor targeted fourteen financial institutions in Virginia and neighboring states, including regional financial institutions. No offers were presented to the Company as a result of these efforts. From time to time in recent years, the Company had previously scheduled other meetings and made other telephone inquiries to certain of these fourteen institutions that it believed might have an interest in engaging in a strategic transaction with the Company, including possible acquisitions of the Company or contractual strategic relationships that would allow the Company to expand its operations. Each of these inquiries was initiated by the Company and not by any third party, and none resulted in any serious negotiations about a potential strategic transaction. Moreover, since the announcement of the proposed Merger, there have been no inquiries from prospective acquirors. The universe of prospective purchasers became limited by financial institution modernization legislation in 1999, which effectively precluded non-financial entities from acquiring financial institutions. The Company and its financial advisor believe this lack of interest by financial institutions, in spite of the Bank's profitability and successful mortgage banking and mortgage servicing operations, is a reflection of the fact that the Company's small size, geographically dispersed retail branch network and unwieldy capital structure makes it difficult to engage in any transaction. Because the starting point for any transaction is the Company's responsibility to satisfy its obligations to the Preferred Stock holders, management of the Company believes that it is extremely unlikely that the Company could consummate a transaction that would result in a material return to the common stockholders.

In December 2000, the Board of Directors of the Company held its annual strategic planning retreat in Williamsburg, Virginia. At that meeting, the Board evaluated a presentation from management, developed with the assistance of RP Financial, regarding the strategic alternatives available to the Company, including:

     . The sale of the Company and its assets to one or more acquirors. The Board recognized the fact that since 1995 no bona fide offers or serious indications of interest have been presented by prospective acquirors, even though the list of prospective acquirors included some of the most financially capable financial institutions operating in the region;

     . The liquidation of the Company. The Board concluded that there was considerable risk associated with a liquidation process because (1) the Company's required disclosure of material transactions as a public company might undermine the ability to obtain market value, (2) the total proceeds of a liquidation might be insufficient to provide residual value for the holders of the Common Stock, (3) there is marginal, if any, appreciation in the Company's underlying assets, (4) the liquidation process would probably require an extended period of time to complete, thus delaying the timing of potential shareholder returns, if any, (5) it is very unusual for publicly-traded thrifts or banks to liquidate, and in recent years the few liquidations of well-capitalized financial institutions that have occurred have typically involved either mutual or closely-held stock institutions, and (6) the numerous liquidations of financial institutions conducted or directed by the federal banking agencies frequently resulted in material discounts to book value;

     . The raising of additional capital through public or private placements of equity securities. The Board concluded that any offering would be highly dilutive to existing holders of Common Stock and that the potential pro forma returns to the new common shareholders would not likely be very attractive; and

     . The completion of a "going-private" transaction in which the existing holders of the Common Stock would receive a cash payment and the capital structure of the Company would be restructured. The Board concluded that this option would be likely to provide a cash return for the holders of the Common Stock, simplify the capital structure of the Company by removing certain of the features that have made the Company unattractive in the past, and increase the potential to generate returns for the holders of the Preferred Stock.

Based on the discussions at this retreat, the Board of Directors directed Gene
D. Ross, the President and Chief Executive Officer of the Company, to prepare a report for the Board of Directors regarding the going-private alternative.

Subsequent to the retreat, Mr. Ross consulted with RP Financial and the Company's professional advisors regarding the possible structure of the going-private transaction, the tax implications of such a transaction on the Company and its various classes of stockholders, and the possible valuation of the cash consideration that might be paid to the holders of Common Stock. At its meeting on February 1, 2001, the Board of Directors of the Company received presentations from Mr. Ross and RP Financial regarding the possibility of a going-private transaction. This report also included advice from Willcox & Savage, P.C., the Company's counsel at the time, regarding the legal implications of and structuring considerations in a going-private transaction, preliminary advice from the Company's tax accountants PricewaterhouseCoopers LLP, regarding the tax consequences of a going-private merger, and a preliminary valuation report from RP Financial. The preliminary valuation report contains substantially the same types of valuation analyses used by RP Financial in preparing its final valuation report delivered to the Committee on March 23, 2001. That valuation analysis included RP Financial's assessment of the valuation of the Common Stock based on the same considerations described below under "- Opinion of RP Financial." This February 1 report is an exhibit to the
Schedule 13e-3 filed by the Company with the SEC.  See "Additional Information".

Because the Board of Directors of the Company contains only four directors, and two of those directors are holders of Preferred Stock and Warrants who would be significant holders of the outstanding equity of Essex Acquisition following a transaction such as the Merger, the Board of Directors determined that it was advisable to appoint a special committee of the Board consisting of the two directors who are not Preferred Stock holders or Warrant holders (the " Committee"). The Committee was charged to act on behalf of, and in the interests of, the stockholders to evaluate the merits of the Merger, and to make a recommendation to the full Board on whether to approve any such transaction. In light of the fact that the Board has only one non-employee director who is not a Preferred Stock holder, the Board decided to appoint Mr. Ross to serve on the Committee notwithstanding his status as an employee. Mr. Ross and Mr. Roscoe D. Lacy, Jr. were then appointed by the full Board of Directors to serve as members of the Committee and were authorized to retain a financial advisor, a legal advisor and any other advisors that they deemed appropriate to assist them in carrying out their responsibilities. The Committee and its advisors were given access to information and materials regarding the Company, including its books, records, projections and financial statements deemed necessary by the Committee for its review.

At a meeting following the Board of Directors meeting on February 1, 2001, the Committee met to consider the engagement of its legal advisor and an independent financial advisor. The Committee acknowledged and agreed that the purpose of the Committee was to act in the interests of the stockholders of the Company. The Committee discussed the possible retention of RP Financial as independent financial advisor and Morrison & Hecker L.L.P. as legal advisor to the Company in connection with the proposed Merger. The members noted the impressive credentials of RP Financial, the fact that RP Financial is well qualified to conduct the necessary evaluation of the fairness of the proposed transaction, and the fact that RP Financial had worked with the Company from time to time since 1996. The Committee also reviewed the legal credentials and experience of Morrison & Hecker in working with special committees of boards of directors.
The members agreed to request engagement letters from both professional advisors. On February 5, 2001, the Committee met with Morrison & Hecker and engaged them as its legal counsel to advise the members on their responsibilities and duties. RP Financial was also engaged on that date.

The scope of RP Financial's engagement included the development of a preliminary and final range of value of the Common Stock and the issuance of a fairness opinion regarding the fairness of the Cash Consideration established by the Board of Directors. In this regard, RP Financial met with the Committee in person or by telephone on February 5, March 5, March 21, and March 23, 2001,to make presentations regarding its preliminary and final findings, and met with the Board of Directors on March 29, 2001 in connection with the Board's consideration of the recommendations of the Committee. Under the terms of its engagement, RP Financial was obligated to issue its fairness opinion at the time of the Board's approval of the Merger, as well as concurrently with the mailing of this Proxy Statement. The fairness opinion of RP Financial is required to address the fairness of the transaction to the holders of the Common Stock from a financial point of view. RP Financial's March 23, 2001 fairness opinion did not distinguish between the fairness of the Merger to all the holders of the Common Stock and the fairness of the Merger to the " unaffiliated" holders of the Common Stock (excluding the approximately the 0.4% held by directors and executive officers of the Company), but the fairness opinion that is attached to this Proxy Statement as

Appendix B and that has been delivered by RP Financial contemporaneously with the mailing of this Proxy Statement makes clear that RP Financial is of the opinion that the Merger is fair to the unaffiliated holders of the Common Stock from a financial point of view.

RP Financial had been previously retained by the Company to advise it regarding strategic issues, and had received $17,500 in fees from the Company for its previous services since January 1, 1999. RP Financial has also been engaged by the Board of Directors to provide a valuation of the Warrants in connection with the Merger, for a total fee of $7,500, plus the reimbursement of certain out-of-pocket expenses. In spite of RP Financial's previous involvement with the Company, the Committee determined that in light of RP Financial's experience in the financial institutions industry and its knowledge of the Company, RP Financial was an appropriate firm to evaluate the merits of the proposed Merger. The Committee determined that RP Financial's previous representation of the Company would not compromise its independence as an advisor to the Committee. For a further discussion of RP Financial's qualifications, see "-Opinion of RP Financial" below. In connection with performing their due diligence on the Company, the Company provided RP Financial with additional requested information regarding the Company. This information, which was made available to RP Financial at the offices of the Company on March 5, 2001, included publicly available filings of the Company with the Securities and Exchange Commission, internally prepared financial statements, a business plan and financial projection for the 2001 fiscal year, minutes of board meetings of the Company and its bank subsidiary, copies of the financial packages made available to members of the Board of Directors for recent board meetings, and reports regarding the regulatory status of the Company and its bank subsidiary.

A representative of RP Financial met subsequently with the Committee on March 5, 2001. At that meeting, RP Financial asked questions regarding the Company's operations and history and reported on their findings to date and progress in deriving a value for the Warrants. RP Financial provided a status report regarding its engagement, including an oral update of RP Financial's February 1, 2001 presentation to the Board of Directors that included a discussion of more recent transactions and non-banking going-private transactions that it expected to include in its final report, and further discussed the various valuation methodologies and considerations related to the preparation of RP Financial's final report.

A meeting of the Committee was held with the Committee's special counsel, Morrison & Hecker, in Washington, D.C. on March 21, 2001 to consider the final report presented by a representative of RP Financial. This report is filed as an exhibit to the Schedule 13e-3 filed by the Company with the SEC. See "Additional Information". The Committee concluded the meeting by agreeing to study the information developed by RP Financial and to confer by conference call on March 23, 2001. During the March 23, 2001 meeting, the Committee determined that the analysis of RP Financial, including its analysis of relative value, was reasonable and believed that RP Financial's conclusion that the Cash Consideration to be offered to the public stockholders is fair to such stockholders from a financial point of view was reasonable based on the facts and analyses presented. The Committee discussed the assumptions behind and results of the various valuation approaches used by RP Financial. The Committee considered the detailed analysis of RP Financial contained in the written report delivered by RP Financial at the March 23, 2001 meeting, and that analysis is further described in detail in the section of this Proxy Statement that sets out its methodology. See "-Opinion of RP Financial." As discussed below, several of these valuations resulted in a conclusion that the Common Stock did not have a measurable economic value, and the maximum range of value for the Common Stock, based on the "premium paid" approach, was $1.37 to $1.46.

The premium over the significant negative book value of the Common Stock and the potential future performance of the Company were further discussed and analyzed at length at both the March 21 and March 23 meetings. The Committee considered the value of the Company's assets and recognized that in connection with a liquidation of the Company that the possible liquidation value per share of Common Stock would likely result in a payment to common stockholders, if any, of substantially less than the $1.45 per share to be paid in the Merger. The Committee also considered the requirements for the holders of the Common Stock to approve the Merger at the Meeting, the fact that almost all of the Common Stock is held by shareholders unaffiliated with the Preferred Stock holders, Warrant holders and management of the Company, and the availability of dissenters' rights to holders of the Common Stock, and concluded that the Merger is also procedurally fair to the unaffiliated holders of the Common Stock. The Committee determined that a separate requirement that the Merger be approved by a majority of the

"unaffiliated" holders of the Common Stock was not necessary because the holders of the Preferred Stock and Warrants are not known to hold any shares of the Common Stock, and because the directors and executive officers of the Company in the aggregate hold less than 0.5% of the outstanding shares of the Common Stock. After a careful deliberation, the Committee unanimously determined that the proposed Merger was in the best interests of the Company and the holders of Common Stock and recommended the transaction to the Company's Board of Directors, with a proposed cash payment to the holders of Common Stock of $1.45, which was near the top of the range suggested by RP Financial.

On March 29, 2001, the Merger Agreement was presented to the full Board of Directors of the Company for its approval and, based on the recommendation of the Committee, the Board of Directors of the Company unanimously voted to approve the Merger Agreement. In addition, the Board of Directors of the Company determined that the Merger was fair, from both a financial and procedural point of view, to the unaffiliated common stockholders and voted to recommend to the stockholders that they approve the Merger.

Recommendation of the Committee and Board of Directors; Reasons for the Merger

The Company's reason for carrying out the Merger is to provide the public holders of the Company's Common Stock with the opportunity to receive a fair price for their shares. The Board of Directors has unanimously determined that the terms of the Merger are substantively and procedurally fair to, and in the best interests of, all the stockholders, including the stockholders that are not affiliates of the Company. The Merger Agreement was unanimously approved by the Board, including the three members of the Board who are not employees of the Company, and the Board recommends that stockholders vote for the proposal to approve and adopt the Merger Agreement.

The Company has been advised by each of its directors and executive officers that he intends to vote all of his or her shares of Common Stock in favor of the proposal to approve and adopt the Merger Agreement. However, as of the record date for the Meeting, the directors and executive officers of the Company beneficially own only 4,146 shares of the Common Stock, amounting to less than 0.4% of the total outstanding shares of Common Stock.

In making its unanimous determination that the terms of the Merger are fair to, and in the best interests of, the unaffiliated holders of the Common Stock, to approve the Merger Agreement and to recommend that stockholders approve and adopt the Merger Agreement, the Board considered:

     . the opinion of RP Financial that the consideration to be received in the Merger by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock (see "-- Opinion of RP Financial");

     . the determination by the Committee that the terms of the Merger are substantively and procedurally fair to, and in the best interests of, the unaffiliated holders of the Common Stock and the recommendation by the Committee that the Board approve and adopt the Merger Agreement and that the Board recommend to the Company's stockholders that they approve and adopt the Merger Agreement; and

     . the factors considered by the Committee in its deliberations described below.

In connection with its consideration of the determination by the Committee, and as part of its determination with respect to the fairness of the consideration to be received by the holders of the Common Stock in the Merger, the Board adopted the conclusions and underlying reasoning of the Committee, based upon the view of the Board that the conclusions and factors considered by the Committee were reasonable.

The Committee considered the following factors, which constitute the material factors considered by the Committee in making its own determination that the terms of the Merger are both substantively and procedurally fair to, and in the best interests of, the unaffiliated holders of the Common Stock and its decision to recommend that the Board of Directors approve and adopt the Merger Agreement and recommend to the Company's stockholders that they approve and adopt the Merger Agreement:

     . The opinion of RP Financial that the consideration of $1.45 per share in cash is fair from a financial point of view to the holders of the Common Stock. The Committee and the Board of Directors reviewed the independent financial analyses performed by RP Financial and found them to be reasonable and believed that RP Financial's conclusion that the price to be paid in the Merger was fair from a financial point of view to the holders of the Common Stock was a reasonable conclusion based on the analyses performed. The Committee did not perform any independent analysis of the factors described in the RP Financial report or of other factors not considered by RP Financial, but also took into account the earlier evaluations of strategic options by the Board of Directors discussed above. In considering RP Financial's March 23, 2001 opinion, the Committee took into account the fact that RP Financial's opinion did not distinguish between the unaffiliated and affiliated holders of the Common Stock, but concluded that because affiliates of the Company hold only approximately 0.4% of the Common Stock, this difference was not material to the Committee's own determination of fairness. The final opinion of RP Financial indicates that the Merger is fair from a financial point of view to the unaffiliated holders of the Common Stock.

     . More than $9.9 million in unpaid dividends on the Company's two classes of Preferred Stock have accrued since 1995 through the date of the Committee's recommendation, and those dividends will continue to accrue and cumulate for the foreseeable future. Given the substantial amount of those dividends, the Company projects that the negative book value per share of the Common Stock will increase for the foreseeable future, and that even given improvements in the Company's profitability, the operating earnings per share of Common Stock of the Company will also continue to be negative for the foreseeable future.

     . The Committee reviewed current and historical market prices for the Company's shares, the declining per share price of the Common Stock prior to the time of the public announcement of the proposed Merger, the possibility that the price would remain depressed or continue to decline and the premium that $1.45 per share offered over such price. The Committee also concluded that the Cash Consideration represented a premium over the market price of the Common Stock one week prior to the February 1, 2001 announcement of the proposed Merger, one month prior to that date, three months prior to that date, and over the 22-day trading period (approximately one month) immediately preceding the February 1, 2001 announcement. The Committee also considered the premium that the $1.45 consideration represented relative to the negative book value per common share and the negative earnings per common share on an operating basis.

     . The Committee was aware that during the three and six months prior to the announcement of the Merger, there were three and thirteen days respectively, for which the closing market price of the Common Stock exceeded $1.45 per share. However, they also took into account the fact that at no point during the six months prior to the announcement of the Merger did the average closing price for any rolling 22 trading day period (approximately one month) exceed $1.45. The Committee concluded that given the typically low daily trading volume of the Common Stock, and the high volatility of the stock on such low volume, the 22 day average trading price calculations were more meaningful than the occasionally higher daily closing prices. The Committee also considered the fact that since January 1, 1999, the Common Stock had closed as high as $3.6875 per share on March 4, 1999 and as low as $0.875 per share on December 20, 2000. See "Other Information About the Company - Market Price of Common Stock and Dividends."

     . The Board of Directors and management of the Company have considered alternative ways to allow the holders of the Common Stock to realize value for their shares, and have concluded that there is not material interest in any restructuring or other strategic transaction that would result in a positive return to the holders of the Common Stock.

     . The conclusion that the limited liquidity of the Common Stock in the public market is not likely to improve. The extremely small market capitalization of the Company, among other reasons, has left the Company without any significant financial analysts covering the Company, and given the increasing negative book value per share of the Common Stock, it is not likely that the investment community will become sufficiently interested in the Common Stock so that the liquidity in the Common Stock would improve. In addition, because the Company has outstanding 7,949,000 Warrants to purchase Common Stock, all of which are presently exercisable at a price per share less than the recently prevailing market prices for the Common Stock, any improvement in the market prospects for the Common Stock would likely be accompanied by exercises of the Warrants that would tend to mitigate the effects of any improvement.

     . Although the Company's income is generated through the operations of the Bank and its subsidiaries, the Bank has leveraged its available capital to an extent that will prevent it from substantially increasing its asset base in order to generate additional earnings that might allow the Company to achieve earnings in excess of the accumulating dividends on the Preferred Stock.

     . The belief that the Company can be more profitable as a private company that does not have to comply with the typical costs associated with being a public reporting company. Significant cost savings will result from no longer having the requirement to file periodic reports with the Securities and Exchange Commission, all of which take considerable management time and have to be reviewed by the Company's legal counsel and independent accountants. These reporting requirements also have significant printing costs associated with them. The costs of auditing the books and records of the Company will also be reduced as a private entity.

     . The fact that even though the Company had not retained an unaffiliated representative to act solely on behalf of the unaffiliated holders of the Common Stock for the purposes of negotiating the terms of the Merger, the Company had retained RP Financial to render a fairness opinion with respect to the Merger, and RP Financial's analyses thoroughly examined all the appropriate valuation methods for the Common Stock .

     . The requirement that the Merger be approved by a majority vote of the holders of Common Stock, and the fact that because no material amount of Common Stock is held by holders of the Preferred Stock or Warrants or by management of the Company, the unaffiliated holders will have the ability to approve or disapprove the Merger.

     . The availability of appraisal rights under Delaware law for stockholders of the Company who believe that the terms of the Merger are unfair, which rights are described under "--Rights of Dissenting Shareholders."

The factors discussed above were all considered to be positive factors in the Committee's decision to recommend that the Board of Directors approve the Merger.

The Committee also considered the following negative factors:

     . the expectation that the Merger will be a taxable transaction for holders of Common Stock;

     . the fact that the holders of the Common Stock will have no ongoing equity participation in the Company following the Merger;

     . the fact that in the event of a sale of the Company in the future, the holders of Common Stock will not be able to participate in any premium that might result from such a sale.

The Committee considered the value of the Company's assets and the book value per share of Common Stock. The Committee specifically looked at the negative book value per common share of $(2.34) as of December 31, 2000. The Committee recognized that in connection with a sale of the Company, the Company would not be likely to receive proceeds sufficient to pay its redemption and accrued dividend obligations with respect to the Preferred Stock, and would therefore not be able to return any value to the common stockholders.

In connection with its advice with respect to the Merger, RP Financial discussed with the Committee information it had considered and a number of statistical analyses performed by it. To assist in the discussion, RP Financial showed the Committee a written report, reflecting a portion of such information and analyses (the "Report"). The Report was one of a variety of factors considered by the Committee. The Report included statistics regarding the Company's historical stock prices and operating information of, and certain selected ratios, multiples and other data with respect to, the Company and other selected financial institution holding companies; information regarding certain selected multiples, control premiums and other characteristics of certain recent mergers and acquisitions of public companies in the financial industry; the characteristics of going-private transactions for financial institutions and non-banking companies; and projections obtained from management of the Company with respect to the Company's future, results of operations and financial condition. These analyses were based on various assumptions as to the future performance and financial condition of the Company as well as various discount rates and multiples. See "--Opinion of RP Financial."

The Committee recognized that consummation of the Merger will deprive the holders of the Common Stock of the opportunity to participate in any future growth of the Company and, accordingly, gave consideration to the Company's results of operations and the Company's future prospects in reaching its determination to recommend approval and adoption of the Merger Agreement. The Committee was also aware that certain directors of the Company have a conflict of interest in connection with the Merger because as current Preferred Stock holders they will have a substantial equity investment in the Company following the Merger. See "--Interests of Certain Persons in the Merger; Conflicts of Interest". These factors were considered negative factors in the Committee's decision to recommend that the Board of Directors approve the Merger. However, in the Committee's view, these factors were substantially outweighed by the positive factors discussed above.

Based upon its consideration of all of the factors described above, the Committee arrived at its determination that the terms of the Merger are substantively and procedurally fair to, and in the best interests of, the unaffiliated holders of the Common Stock and that the Board of Directors should recommend that the stockholders of the Company approve and adopt the Merger Agreement.

In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the Merger, neither the Board of Directors nor the Committee found it practicable to assign relative weights to the factors considered in reaching its decision.

As mentioned above, Mr. Ross is an employee of the Company. No member of the Committee is a party to any arrangement to acquire any equity interest in the Company or Essex Acquisition. The members of the Committee will be paid a fee of $10,000 each for their services, regardless of whether the Merger is consummated. See "--Interests of Certain Persons in the Merger; Conflicts of Interest."

Opinion of RP Financial

The Committee retained RP Financial in February 2001 to render its opinion with respect to the fairness of the Merger from a financial point of view to the holders of the Common Stock. In requesting RP Financial's advice and opinion, the Committee did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered its written opinion to the Committee, dated March 23, 2001. In the opinion of RP Financial, based upon and subject to the matters set forth in its written opinion, and as of the date thereof, the Cash Consideration to be received by the holders of the Common Stock of the Company in the Merger is fair to the holders of the Common Stock from a financial point of view. The March 23, 2001 opinion did not distinguish between affiliated and unaffiliated holders of the Common Stock, but the final opinion, which is set forth as Appendix B to this Proxy Statement, makes clear that RP Financial is of the opinion that the Cash Consideration to be received in the Merger is fair to the unaffiliated holders of the Common Stock from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by the holders of the Common Stock and does not constitute a recommendation to any stockholder to vote in favor of the proposal to approve and adopt the Merger Agreement. RP Financial's opinion should be read in its entirety by stockholders of the Company. RP Financial has consented to the inclusion and description of its written opinion in this Proxy Statement.

RP Financial was selected by the Committee to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions. RP Financial is a financial consulting firm that, among other things, specializes in the fair market valuation of the equity and debt securities issued by financial institutions and their subsidiary companies. RP Financial has been approved as a qualified financial institution appraisal firm by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and numerous state banking agencies. The principals and staff of RP Financial have served as fair market appraisers and consultants for over 500 financial institutions pursuant to initial and secondary offerings (including rights offerings), business combinations, mutual-to-stock conversions, mutual holding company formations, employee stock ownership plans and stock option plans, audited financial statement disclosure and other purposes. RP Financial has also provided valuations and fairness opinions in other going-private transactions. Neither RP Financial nor its employees have any present or contemplated future interest in the common stock, preferred stock or warrants of the Company or Essex Acquisition or their principals or any other interest that might tend to prevent RP Financial from rendering a fair and unbiased opinion.

RP Financial was engaged by the Company on February 5, 2001, pursuant to terms set forth in an engagement letter ("Engagement Letter"). RP Financial estimates that it will receive from the Company total professional fees of approximately $50,000 for this engagement, of which approximately $35,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, the Company has agreed to indemnify and hold harmless, to the fullest extent permitted by law, RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the Engagement Letter from and against any and all losses, claims, damages and liabilities actually incurred by RP Financial and attributable to: (i) an untrue statement or alleged untrue statement of material fact contained in information furnished to RP Financial by the Company, (ii) an omission or alleged omission of a material fact from the information made available to RP Financial by the Company, or (iii) any willful or negligent action or omission to act by the Company or its officers, directors, employees or agents. The Company is not under any obligation to indemnify or hold harmless RP Financial if a court of competent jurisdiction determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought under the Engagement Letter. Any time devoted by employees of RP Financial to situations for which indemnification is provided under the Engagement Letter is an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee. The Company is required to pay for or reimburse the reasonable expenses, including attorney's fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Company: (i) a written statement of RP Financial's good faith belief that it is entitled to indemnification; and (ii) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

The Company also engaged RP Financial to render a valuation regarding the Warrants. This valuation was used by the Board of Directors to determine the received amount of stock of Essex Acquisition that holders of the Warrants would receive in the Merger, and RP Financial is to be paid a total fee of $7,500 for performing this valuation.

In rendering its opinion, RP Financial reviewed the following materials: (1) the various documents relating to the Merger, including the Merger Agreement, the commitment letter received by the Company from Centura Bank relating to the financing of the Merger, the latest draft of this Proxy Statement and related proxy materials, and a tax memorandum prepared by PricewaterhouseCoopers LLP regarding the tax implications of the Merger; (2) financial and other information of the Company with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risks, interest rate risk, liquidity risk and operations, including audited financial statements for the five fiscal years ended December 31, 2000 and unaudited financial statements for the first two months of 2001, stockholder regulatory and internal financial reports for the most recent five fiscal years, including quarterly and annual reports, filings with the Securities and Exchange Commission and press releases, annual proxy statements of the Company for the most recent five years, and various other internal documents, including, but not limited to, minutes of the meetings of the boards of directors of the Company and the Bank, regulatory reports, schedules of employee and director stock options, and schedules relating to the dividends payable on the Preferred Stock over the next five years; (3) comments to RP Financial by the Board of Directors, Committee and management of the Company regarding the Company's past and current business, operations, financial condition and future prospects; (4) business plans for the Company and its subsidiaries for the 2001 fiscal year, including financial projections, taking into account the pro forma impact of the Merger; (5) the net operating tax loss carryforward positions of the Company; (6) the redemption value and accumulated dividends of the Preferred Stock, and the Company's expectations that its earnings will continue to be inadequate to cover the annual dividends for both series of Preferred Stock; (7) the terms of the Warrants, including the pro forma impact and the resulting voting control of the Company that would result if the currently exercisable Warrants were to be partially or fully exercised; and (8) the price history of the Common Stock, including the closing price and daily volume for the Common Stock on the American Stock Exchange from 1999 through the February 1, 2001 announcement of the proposed Merger, and through the date of the fairness opinion. RP Financial also considered the financial terms of recent "going-private" transactions and other selected transactions that RP Financial deemed relevant, to the extent publicly available, and the current market environment generally and the banking environment in particular, and such other information, financial studies, analyses and investigations of financial, economic and market criteria as RP Financial considered relevant.

The financial projections of the Company, inclusive of its subsidiaries, that were considered by RP Financial were based on the Company's financial statements as of December 31, 2000, and incorporated the Company's business plan and budget for 2001, adjusted to exclude the pro forma impact of the Merger. For the purposes of these projections, the Company's annual asset growth rate was assumed to average approximately 7.5% per year, its loan growth rate was assumed to average 8.0% per year and to be funded primarily by deposit growth, and its deposit growth was assumed to be equal to 13% in 2001 (as borrowings are assumed to be repaid) and to fall to 8.5% per year for subsequent periods. The projections were prepared assuming constant interest rates, no significant change in the Company's risk profile or loan loss reserve policy, and a constant effective tax rate of approximately 45%. Non-interest income and operating expense growth of the Company were assumed to be 21% and 19% in 2001, respectively, and were assumed to fall to 10% and 6% for subsequent periods. The projections assumed that the Company would not pay any cash dividends, engage in any stock repurchases, or be subject to any changes in capitalization, including the exercise of stock options or warrants. The projections also assumed no significant change in the Company's regulatory or competitive environment.

Based on these assumptions, RP Financial considered the following projections at the end of the five (5) year period.

                                                               Actual                Projected
                                                       ----------------------  ----------------------
                                                         At or for the Year      At or for the Year
                                                               Ended                   Ended
                                                       ----------------------  ----------------------
                                                         December 31, 2000       December 31, 2005
                                                       ----------------------  ----------------------
                                                          (Dollars in Millions, Except Per Share)

Total Assets                                                       $   307.7                 $ 443.1
Loans                                                                  266.9                   392.8
Deposits                                                               242.6                   381.3
Total Equity                                                            21.9                    27.8
Preferred Stock                                                         15.0                    15.0
Accumulated Preferred Dividends                                          9.3                    23.5
Common Equity                                                           (2.5)                  (10.7)

Net Income                                                               3.9  (1)                1.9
Operating Earnings Available to Common Shareholders                     (1.5) (2)               (1.6)

Operating Earnings Per Common Share                                $   (0.92)                $ (1.47)
Book Value Per Common Share                                        $   (2.34)                $(10.12)

(1) Includes the benefit of the substantial utilization of the Company's remaining tax loss carryforwards but excludes the preferred stock dividends.

(2) Excludes the benefit of the substantial utilization of the Company's remaining tax loss carryforwards but includes the preferred stock dividends.

Based on its analysis, RP Financial's opinion as delivered to the Committee on March 23, 2001 concluded that based on a "premium paid" analysis in which RP Financial evaluated price premiums paid in other stock transactions involving public banking and other companies, the estimated value of the Common Stock ranges from $1.37 to $1.46 per share. The "premiums paid" analysis examined the range of premiums paid over market price for other publicly-traded banking and non-banking companies in transactions where the acquiring companies purchased large amounts of common stock in tender offer transactions such as mergers and
acquisitions, "dutch tender" auctions and going private transactions.   In
rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning the Company furnished by the Company to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding public companies and the market and competitive environment for financial institutions. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of the Company. The Committee recommended to the Board of Directors and the Board of Directors approved the actual amount of Cash Consideration of $1.45 per share after taking into account this valuation range. The specific amount of the Cash Consideration was not recommended by RP Financial.

The discussion above outlines all the material factors considered by RP Financial in preparing its opinion, and there were no specific factors that were considered by RP Financial that did not support its fairness opinion. RP Financial expresses no opinion on matters of a legal, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated.

RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of March 23, 2001. RP Financial has delivered an updated fairness opinion concurrently with the date of this Proxy Statement, and that opinion reflects no material changes from RP Financial's March 23, 2001 opinion other than to make clear that its conclusions as to fairness apply specifically to the unaffiliated holders of the
Common Stock.   RP Financial does not intend to furnish additional fairness opinions prior to the completion of the Merger unless separately engaged to do so by the Company. Events occurring after the date of this Proxy Statement but before the completion of the Merger, such as a substantial change in the market for the Common Stock, positive or negative changes with regard to the Company's business or regulatory climate or changes in the premiums paid in other similar transactions that would tend to affect the "premiums paid" analysis conducted by RP Financial, could materially affect the assumptions used in preparing the opinion.

In connection with rendering its opinion dated March 23, 2001, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the Cash Consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, financial and economic conditions, industry performance and other matters, many of which are beyond the control of the Company, as well as RP Financial's experience in securities valuation and merger transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to the Company and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the Cash Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     Discounted Cash Flow Analysis. In applying a discounted cash flow analysis,
     -----------------------------
RP Financial typically estimates the present value of both future dividends over a five year period and a terminal value at the end of the fifth year, reflecting alternative strategies in comparison to a continuation of a company's recent operating strategy, growth and profitability. Pricing multiples are then applied to year five per share data, such as price/earnings, price/book and price/revenues to determine the terminal value range, and such multiples are typically derived from market data, particularly the pricing multiples of comparable companies. The cash flows are then discounted to present value based on an appropriate discount rate, taking into consideration the earnings capitalization rate of similar companies, the treasury yield curve (i.e., the risk-free rate) and perceived investment risks in the particular company subject to valuation, with higher discount rates applied to those companies with a higher risk profile. The application of the discounted cash flow approach to the Company suggested that the Common Stock would be worth less at the end of the fifth year absent a material capital restructuring transaction. Even assuming annual asset growth of 7.5% per year, and a tripling of projected earnings of the Company over the five-year period, the effect of the cumulative dividends on the Preferred Stock is such that the negative book value per share of Common Stock would grow to more than negative $10 by the end of the fifth year, and earnings per share of Common Stock on an operating basis would continue to remain negative. Tabular information showing the deterioration in book value per share of Common Stock at the end of the five year period is shown in the projections table included above. Based on this continued deterioration of book value per share of Common Stock, the discounted cash flow approach indicated no positive value for the Common Stock.

     Peer Group Analysis.  In applying a peer group analysis, RP Financial
     -------------------
compares the financial market performance of a company, based on various financial measures, to two peer groups of publicly-traded thrifts. With respect to the Company, the two peer groups selected by RP Financial included (1) profitable thrifts with assets between $250 million and $1 billion, equity/assets ratios under 10%, and with a mortgage banking emphasis and (2) profitable thrift institutions with assets between $250 million and $500 million, equity/assets ratios under 10% and located regionally (including thrifts located in the mid-Atlantic and southeastern states). The peer group selected by RP Financial included 10 companies in the mortgage banking peer group and 13 companies in the regional peer group. RP Financial compared these peer group companies to the Company on the basis of their capitalization, profitability, asset quality, risk profile, loan servicing, market pricing ratios and common stock dividends. In summary, relative to the Company, the peer groups were more highly capitalized, maintained similar profitability and risk profiles, were less active in mortgage loan servicing for others and had
higher non-performing assets.   In contrast to the peer groups, the Company had
negative operating earnings per common share and negative book value per common share, and the Company's market value was substantially discounted relative to both peer groups as measured relative to assets. Unlike the peer groups, the Company's price/earnings and price/book ratios were not meaningful. The majority of the peer group members were paying dividends to common shareholders, whereas the Company is not in a position to pay dividends to common shareholders and has not even been able to meet its dividend obligations on the Preferred Stock. RP Financial applied the median pricing multiples of the two peer groups relative to the Company's per share data to determine the value of the Company's Common Stock. Specifically, RP Financial applied the peer group's median pricing multiples for earnings, book value and assets, relative to the Company's earnings per common share (adjusted for the tax loss carryforwards), book value per common share and assets per share and weighted the resulting values, if any, as follows: earnings approach, 60%; book value approach, 30%; and, assets approach, 10%. Accordingly, RP Financial derived a weighted average per share valuation of $.80 based on the mortgage banking peer group and $.81 based on the regional banking peer group, before appropriate discounts to account for the Company's less favorable financial and common shareholder characteristics. However, RP Financial believes that this pricing comparison was less meaningful than other analyses conducted given the negative book value and negative operating earnings per share of the Common Stock.

The following table sets out the median characteristics of the financial measures considered by RP Financial in evaluating the two peer groups.

                                                                    Thrift Emphasizing           Regional Thrift
                                                                     Mortgage Banking             Peer Group (2)
                                                                      Peer Group (1)         ------------------------
                                                                ---------------------------
                                                                                (Dollars in Millions)
Financial Characteristics as of December 31, 2000 (Medians)
--------------------------------------------------------------
Total Assets                                                                       $   473                    $  292
Loans Serviced for Others                                                          $   103                    $    1
Equity/Assets                                                                         6.99%                     8.44%
Return on Average Assets                                                              0.70%                     0.56%
Return on Average Equity                                                             10.03%                     9.18%
Non-Performing Assets/Assets                                                          0.40%                     0.62%
Reserves/Loans                                                                        0.87%                     0.85%

Trading Pricing Characteristics as of March 9, 2001 (Medians)
--------------------------------------------------------------
Market Value               $    35                    $   23
Price/Book                  105.70%                    88.33%
Price/Earnings                9.70x                    11.46x
Price/Assets                  6.97%                     6.66%

     (1) Comprised of 10 publicly-traded thrifts with assets between $250 million and $1 billion, equity/assets less than 10% and profitable with an emphasis on originating 1-4 family residential mortgage loans for sale in the secondary market and servicing 1-4 family residential mortgage loans for others.
     (2) Comprised of 13 publicly-traded thrifts headquartered in the mid-Atlantic and southeast with assets between $250 and $500 million, equity/assets less than 10% and profitable.

     Comparable Transactions Analysis.  RP Financial evaluated the pricing range
     --------------------------------
of the Company in a hypothetical merger transaction based on the pricing of comparable merger transactions. RP Financial evaluated acquisitions involving all publicly-traded thrift institutions and thrift institution holding companies (excluding mutual holding companies, strategic mergers and mergers of equals) for the period 1998 through the date of the opinion and for the period 2000 through the date of the opinion, giving greater weight to the more recent period. The acquisition candidates in these two groups were generally better capitalized and more profitable than the Company and had positive earnings per share and book value per share. RP Financial applied the median pricing multiples of the two groups of thrift acquisitions relative to the Company's earnings (adjusted for the tax loss carryforwards), book value and core deposits per share to determine the value of the Company's common stock. RP Financial weighted the resulting values, if any, as follows: earnings approach, 55%; book value approach, 30%; and, tangible book premium to core deposits approach, 15%. Accordingly, the indicated values, before appropriate discounts to account for the less favorable financial and shareholder characteristics of the Company relative to the two acquisition groups, were $2.53 per share for the more historical group and $1.20 per share for the more recent group. RP Financial concluded that this analysis produced a less meaningful valuation than other approaches given the Company's negative book value and negative operating earnings per share of Common Stock. RP Financial also considered that this analysis was less meaningful because the Company's concerted efforts to attract prospective acquirers had produced no bona fide offers or indications of interest.

The following table sets out the median characteristics of the financial measures considered by RP Financial in evaluating the two groups of thrift acquisitions.

                                                       Thrift Acquisitions                Thrift Acquisitions
                                                         1998-Present (1)                   2000-Present (1)
                                                ----------------------------------  --------------------------------
                                                                       (Dollars in Millions)
Seller Financial Characteristics (Medians)
----------------------------------------------
Total Assets                                                              $   296                           $   255
Equity/Assets                                                               11.85%                            10.96%
Return on Average Assets                                                     0.86%                             0.79%
Return on Average Equity                                                     7.57%                             6.60%
Non-Performing Assets/Assets                                                 0.32%                             0.21%
Reserves/Non-Performing Loans                                              116.66%                           102.98%


Acquisitions Pricing Characteristics (Medians)
----------------------------------------------
Price/Book                                                                 148.08%                           124.78%
Price/Tangible Book                                                        151.07%                           130.27%
Price/Earnings                                                              23.06x                            18.52x
Price/Assets                                                                20.23%                            16.01%
Tangible Book Value Premium/Core Deposits                                   11.35%                             6.89%

(1) Based on announcement date. Excludes strategic mergers/mergers of equals and acquisitions of mutual holding companies.


     Premiums Paid Approach.  In using a premiums paid approach, RP Financial
     ----------------------
evaluated three different types of transactions in which price premiums were paid relative to the pre-transaction prevailing market prices for the stock acquired in the transactions. In this regard, RP Financial evaluated premiums paid in three types of transactions: acquisitions of banks and thrifts, "Dutch tender" auctions and going-private transactions of publicly-traded financial institutions and non-banking companies. RP Financial considered this approach as meaningful, because the Company's Common Stock has been traded on the American Stock Exchange since 1989, although there has been relatively small volume. RP Financial noted that notwithstanding the fact that the Company has a substantial negative book value per share of Common Stock, as well as negative earnings per common share on an operating basis, the market price of the stock may serve as a basis of establishing value in the going-private transaction. RP Financial has indicated that in applying the premiums paid approach, it is not possible to ignore the fact that, irrespective of the negative book value and operating earnings per share of the Company, the market has chosen to place a value on shares of Common Stock. No downward adjustment was applied by RP Financial in the premiums paid approach for the Company's negative book value per common share or negative operating earnings per common share.

     The premiums paid analysis used by RP Financial looked at several types of comparable transactions in order to establish a range of premiums paid in those transactions that might be applied to the market value of the Common Stock immediately preceding the announcement of the proposed Merger. RP Financial looked at three types of transactions: acquisitions of publicly traded banks and thrifts from 1998 to January 31, 2001, excluding mergers of equals and strategic mergers as well as acquisitions of thrifts in mutual holding company form; going-private transactions involving publicly traded banks and thrifts since January 1, 1998; going-private transactions of non-banking companies since January 1, 2000; and "Dutch tender" auctions involving stock repurchases by financial institutions since January 1, 1998. Based on the premium paid analysis, RP Financial calculated medium premiums of 25.00% for acquisitions involving the publicly traded bank group, 26.56% for acquisitions involving the publicly traded thrift group, 17.10% for going-private transactions of publicly traded banks and thrifts, and 14.89% for Dutch auction transactions involving publicly-traded banks and thrifts. The range of premiums for going-private transactions involving publicly-traded banks and thrifts since January 1, 1998 was 7.7% to 59.9%. RP Financial considered the median and range of premiums paid in going-private transactions for 2000 through the date of its opinion for non-banking companies in which the continuing shareholders had at least 50% to 90% prior voting and/or equity control. The transactions involving at least 50% prior control by the continuing shareholders indicated trading price premiums of up to 263% with a median of 48.56%, and transactions involving at least 90% prior control by the continuing shareholders indicated trading price premiums of up to 106% with a median of 41.2%. RP Financial compared these premium ranges with the average closing price of $1.1773 of the Common Stock for the 22 trading days immediately preceding the meeting of the Board of Directors on February 1, 2001 (following which the Company publicly announced its intention to pursue the going-private transaction), and established a valuation range for the Common Stock. RP Financial applied the premium to the 22 day trading average given the volatility of the stock price on a daily basis and the limited trading activity. RP Financial considered the Company's trading activity following the February 1, 2001 announcement of the proposed Merger, but gave less weight to the 22 day average prior to the issuance of RP Financial's fairness opinion dated March 23, 2001 because the trading activity was probably influenced by the prior announcement of the preliminary terms of the proposed Merger. RP Financial gave less weight to the premium data for the non-banking companies pursuing going-private transactions due to a variety of reasons, including, but not limited to, wide differences in lines of business, relevant valuation measures applicable to companies with different lines of business, and external factors affecting companies in different industries such as competitive factors, regulatory and legislative factors, technological factors and investment community perception. The valuation range is based on an indicated premium of 16% to 24% over the average price of the Common Stock for the 22 day trading period prior to the February 1, 2001 announcement of the proposed Merger, resulting in a valuation range with a low of $1.37 per share of Common Stock and a high of $1.46 per share of Common Stock. RP Financial confirmed this recommended valuation range in considering the average closing price of $1.2259 for the Company's Common Stock for the 22-day period prior to the issuance of RP Financial's March 23, 2001 fairness opinion.

The following information sets out the median premiums paid in the various categories of transactions considered by RP Financial in conducting the premiums paid analysis. The date through which RP Financial took other acquisitions into account was ________, 2001.

                                                                                                  Medians (1)
                                                                                             ---------------------
Publicly-Traded Bank Acquisitions 1998 to Date(2)                                                           25.00%
Publicly-Traded Thrift Acquisitions 1998 to Date(2)                                                         26.56%

Going Private Transactions 1998 to Date
     Involving Publicly-Traded Banks & Thrifts 1998 to Date(3)                                              17.10%
     Involving Publicly-Traded Nonbanking Companies 2000 to Date (4)
           w/continuing shareholders with control * 50%                                                     48.56%
           w/continuing shareholders with control * 90%                                                     41.20%

Dutch Tender Auctions by Publicly-Traded Banks & Thrifts 1998-Present(5)                                    14.89%

*    Denotes more than

(1) Based on transaction price relative to trading price one day prior to announcement of transaction.
(2) Excludes mutual holding companies, mergers of equals and strategic merger transactions.
     Includes 155 bank transactions and 131 thrift transactions.
(4)  Includes 5 transactions.
(5) Includes 32 nonbanking companies. Excludes limited partnerships, real estate investment trusts, foreign-based companies and mutual funds. Includes 19 transactions.

Certain Effects of the Merger

As a result of the Merger, all of the common stock of Essex Acquisition will be beneficially owned by the current holders of Preferred Stock and Warrants; the Company's common stockholders will have no further interest in the Company except their right to receive the Cash Consideration.

In addition, the Common Stock will no longer be traded on the American Stock Exchange and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Securities and Exchange Commission and will make most other provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

The receipt of the Cash Consideration pursuant to the Merger will be a taxable transaction. See "--Federal Income Tax Consequences."

Financial Interests of Certain Persons in the Merger; Conflicts of Interest

In considering the recommendation of the Board with respect to the Merger, the common stockholders should be aware that the directors of the Company have financial interests in connection with the Merger that present them with actual or potential conflicts of interest. The Committee and the Board were aware of their conflicts and considered them among the other matters described under "-- Recommendation of the Committee and Board of Directors; Reasons for the Merger." Messrs. Radcliffe and Hecht, the two directors who do not serve on the Committee, will hold 10.07% and 2.01%, respectively of the common stock of Essex Acquisition to be outstanding after the Merger, which they will receive in exchange for their Preferred Stock (including cumulative dividends) and Warrants. Messrs. Radcliffe and Hecht will also receive a total of $11.25 in exchange for their stock options.

Messrs. Lacy and Ross, members of the Committee, own 250 and 2,085 shares of Common Stock, respectively, and will receive a total of $363 and $3,023 in exchange for their shares of Common Stock if the Merger is consummated. In addition, as of April 30, 2001, Mr. Lacy has options to acquire 1,450 shares for less than $1.45 (at prices ranging from $0.9375 to $1.4375 per share) and Mr. Ross holds options to acquire 40,000 shares of Common Stock, with an exercise price of $1.25. These options will entitle Messrs. Lacy and Ross to an additional payment of $518 and $8,000, respectively, representing the difference between their exercise price for the options and the Cash Consideration. Mr. Ross is benefited by the ability provided by the Merger to liquidate his options for a cash payment because those options would not otherwise become exercisable until September, 2002, and because given the limited liquidity of the Common Stock he might not have been able to liquidate the Common Stock that he would receive after exercising options at a price equal to or greater than $1.45. See "--Treatment of Stock Options and Warrants." Messrs. Lacy and Ross will also be paid $10,000 each by the Company in consideration of their services as members of the Committee, whether or not the Merger is completed.

The members of the Board of Directors of the Company will also benefit from the continuation of certain benefits they receive as a consequence of their status as directors and, in the case of the Mr. Ross, as an employee of the Company. The Merger will permit Mr. Ross to continue as the President and Chief Executive Officer of Essex Acquisition after the Merger, and he will continue to be entitled to the benefits provided under his employment agreement, which provides him with compensation and other benefits. See "Other Information About the Company - Employment and Other Executive Service Agreements and Plans - Employment Agreement." The three non-employee directors of the Company receive fees for their attendance at meetings of the Board of Directors and board committees, and will continue to receive those fees from Essex Acquisition after the Merger. For the year ending December 31, 2000, those fees totaled $34,350, and the amount of those fees was increased by the Board of Directors effective January 1, 2001. See "Other Information About the Company -- Information with Respect to Continuing Directors - Directors Fees."

Although the members of the Committee and the Board of Directors believe that they took their conflicting interests into account in arriving at the recommendations with respect to the Merger, the financial interests of those persons differ substantially from the interests of the unaffiliated holders of the Common Stock. For example, because the directors will continue to receive compensation from Essex Acquisition following the Merger, the directors have continuing financial interests following the consummation of the Merger that might not have existed had the Company pursued a different transaction as an alternative to the Merger.

Material Federal Income Tax Consequences

The following discussion summarizes the material federal income tax considerations relevant to the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

THIS TAX DISCUSSION IS BASED UPON PRESENT LAW. THE COMPANY DID NOT OBTAIN A TAX OPINION REGARDING THE INCOME TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS, THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS, AND THE BASIS OF THE HOLDER IN THE COMMON STOCK.

The receipt of the Cash Consideration by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $1.45 and the holder's basis per share in the Common Stock. Such gain or loss generally will be a capital gain or loss provided that the holder held the Common Stock as a capital asset. Capital gain or loss will be treated as long-term capital gain or loss if the holder held the Common Stock for more than one year, and will be treated as short-term capital gain or loss if the holder held the Common Stock for one year or less.

A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to the Cash Consideration received, unless the holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number ("TIN"), and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding, each holder must provide the Company or its agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide the Company with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. The Company (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

The receipt of cash by holders of options to purchase the Common Stock will be a taxable transaction for federal income tax purposes, and each option holder's gain will be equal to the cash payment received. The Company has concluded that it should not recognize gain or loss for tax purposes as a result of the Merger. The Company has also concluded that the holders of the Preferred Stock or the Warrants should not recognize gain or loss for tax purposes as a result of the Merger. However, neither the Company nor the holders of the Preferred Stock or the Warrants have obtained a tax opinion to this effect.

Recommendations of Other Filing Persons

Each of Essex Acquisition and Messrs. Radcliffe Hecht and Ross have independently considered the appropriateness of proceeding with the Merger at this time, as well as the substantive fairness of the terms of Merger and procedural fairness of the manner in which the Merger is being pursued.

     Essex Acquisition.  Essex Acquisition is a newly-formed and wholly-owned
     ------------------
subsidiary of the Company and its board of directors is identical to the Board of the Directors of the Company. Because it is a wholly-owned subsidiary of the Company, its interests are not divergent from the interests of the Company, and in considering the Merger, the board of directors of Essex Acquisition considered the identical factors and reached the identical conclusions reached by the Board and described at length in this Proxy Statement. Upon consideration of these factors, the board of directors at Essex Acquisition specifically adopted the analysis and conclusions regarding the valuation of the Common Stock contained in RP Financial's March, 21, 2001 report. See "-Opinion of RP Financial." Essex Acquisition concluded that the Merger should be pursued at this time because of the various factors described above, see "- Recommendation of the Committee and Board of Directors; Reasons for the Merger," and has determined that the Cash Consideration proposed to be paid to the holders of the Common Stock is fair to the unaffiliated holders of the Common Stock from a financial point of view. This determination as to the substantive fairness of the Cash Consideration is also based on, the same considerations adopted by the Board of Directors of the Company.

     As to procedural fairness, the Board of Directors of Essex Acquisition considered the fact that the Company did not retain an independent and unaffiliated party to advise and represent the holders of the Common Stock. However, the Board of Directors of Essex Acquisition believes that other procedural safeguards exist for the holders of the Common Stock, and that given these safeguards, the transaction is also procedurally fair to the unaffiliated shareholders. These safeguards include the fact that the Merger can not be approved without a majority vote of all of the outstanding shares of Common Stock, and that the affiliates of the Company control less than 0.4% of the votes required to approve the Merger, and that any shareholder that is not satisfied with the Cash Consideration retains the ability to dissent from the Merger and obtain a separate valuation of its shares.

     Messrs. Radcliffe and Hecht.   Messrs. Radcliffe and Hecht considered the
     ----------------------------
appropriateness of the Merger and the substantive and procedural fairness of the Merger not only in their capacity as members of the boards of directors of the Company and Essex Acquisition, but also in their individual capacities as holders of Preferred Stock and Warrants. Following the Merger, Messrs. Radcliffe and Hecht will together own approximately 12.08% of Essex Acquisition, and will therefore be able to share in any continuing benefits arising out of the ownership of the business heretofore conducted by the Company. Both Mr. Radcliffe and Mr. Hecht attempted to keep this divergent interest in mind in determining whether the proposed merger is both substantively and procedurally fair to the unaffiliated holders of the Common Stock.

     Mr. Radcliffe and Mr. Hecht determined that proceeding with the Merger at this time is appropriate because any further delay in consummating the Merger will have the effect of allowing the book value per share of the Common Stock to continue to deteriorate because of the continually accumulating dividends on the Preferred Stock. In evaluating the substantive fairness of the Merger, Messrs. Radcliffe and Hecht considered all of the information made available to them in their director capacities, including the valuation reports prepared by RP Financial, and the deliberations and conclusions reached by the Committee.
Based on the same factors that they considered in their capacities as members of the Board of Directors, they reached the identical conclusions reached by the Board based on the same factors described elsewhere in the Proxy Statement. See "-Recommendation of the Committee and Board of Directors; Reasons for the Merger." In reaching these conclusions, they adopted the analyses and conclusions regarding valuation of the Common Stock contained in RP Financial's March 23, 2001 report. They considered the fact that the Cash Consideration represents a per share valuation near the top of the range suggested by RP Financial's "premiums paid" analysis, and that each of the other valuation methods considered by RP Financial yielded no value for the Common Stock. Accordingly, Messrs. Radcliffe and Hecht determined that the terms of the proposed Merger are substantively fair to the unaffiliated holders of the Common Stock.

     As to procedural fairness, Messrs. Radcliffe and Hecht also considered the fact that the Company did not retain an independent and unaffiliated party to advise and represent the holders of the Common Stock. However, Messrs. Radcliffe and Hecht believe that other procedural safeguards exist for the holders of the Common Stock, and that given these safeguards, the transaction is also procedurally fair to the unaffiliated shareholders. These safeguards include the fact that the Merger cannot be approved without a majority vote of all of the outstanding shares of Common Stock, and that the affiliates of the Company control less than 0.4% of the votes required to approve the Merger, and that any shareholder that is not satisfied with the Cash Consideration retains the ability to dissent from the Merger and obtain a separate valuation of its shares.

     Mr. Ross.  Mr. Ross considered the appropriateness of the Merger and the
     ---------
substantive and procedural fairness of the Merger not only in his capacity as a member of the Boards of Directors of the Company and Essex Acquisition and as a member of the Committee, but also in his individual capacity. Following the Merger, because all of Mr. Ross's options to acquire Common Stock will be extinguished, and Mr. Ross will be similarly situated with the other holders of Common Stock in that he will not own any equity interest in Essex Acquisition. However, Mr. Ross expects to continue to serve as the President and Chief Executive Officer of Essex Acquisition after the Merger, and will be compensated in that capacity. For this reason, he attempted to keep this divergent interest in mind while determining whether the proposed merger is both substantively and procedurally fair to the unaffiliated holders of the Common Stock.

     Mr. Ross considered the identical factors and reached the identical conclusions reached by the Board and the Committee and described at length in this Proxy Statement. In reaching his conclusions, he specifically adopted the analyses and conclusions set forth in RP Financial's March 21, 2001 report and described at length in this Proxy Statement. See "Opinion of RP Financial" Mr. Ross considered the fact that the Cash Consideration represents a per share valuation near the top of the range suggested by RP Financial's "premiums paid" analysis, and that each of the other valuation methods considered by RP Financial yielded no value for the Common Stock. Accordingly, Mr. Ross determined that the terms of the proposed Merger are substantively fair to the unaffiliated holders of the Common Stock.

As to procedural fairness, Mr. Ross also considered the fact that the Company did not retain an independent and unaffiliated party to advise and represent the holders of the Common Stock. However, Mr. Ross believes that other safeguards exist for the holders of the Common Stock, and that given these safeguards, the transaction is procedurally fair to the unaffiliated shareholders. These safeguards include the requirement that the Merger be approved by a majority of vote of all the outstanding shares of Common Stock, and the fact that the affiliates of the Company control less than 0.4% of the votes required to approve the Merger. In addition, any shareholder that is unsatisfied with the Cash Consideration may dissent from the Merger and obtain a separate valuation of its shares.

Source of Funds

The aggregate consideration payable in the Merger, together with transaction costs and fees, is approximately $1.8 million, including payouts both to the holders of the Common Stock and to holders of options to purchase the Common Stock. Essex Acquisition intends to finance the Merger through a loan of up to $2.0 million to be received by Essex Acquisition from Centura Bank. Centura Bank has entered into a loan agreement with Essex Acquisition with respect to
this loan.   The terms of the loan include a floating interest rate based on the prime rate less 0.25%, a non-refundable commitment fee of 0.5% on the funds actually borrowed by Essex Acquisition, quarterly interest payments by Essex Acquisition for the initial twelve (12) months followed by quarterly payments of principal and interest with a final payment date at the end of five years, and a pledge by Essex Acquisition of a majority of its shares of the common stock of the Bank. The principal conditions to the obligation of Centura Bank to make the loan include the receipt by the Company of a non-objection letter regarding the loan from the Office of Thrift Supervision, the Company's primary federal regulator, the provision by RP Financial of the fairness opinion described above, and the approval of the Merger by the shareholders of the Company.

Possible Adjournment of the Meeting

In addition to be being asked to vote on whether to approve the Merger Agreement, the holders of the Common Stock are also being asked to grant a proxy meeting giving the proxy holders the authority to vote their shares in favor of an adjournment of the Meeting. Although the Company has attempted to allow sufficient time for the holders of the Common Stock to submit their proxies to the Company, the Company historically has had minimal shareholder participation in its annual meetings, and is concerned that an adjournment of the Meeting might be necessary in order to give the Company and its proxy solicitor the opportunity to solicit additional proxies. Because approval of the Merger requires the affirmative vote of a majority of the outstanding shares of Common Stock, a holder of Common Stock that votes for adjournments of the Meeting will be giving the Company the ability to solicit additional proxies from shareholders who have not yet voted, and to attempt to obtain additional proxies in favor of the Merger from shareholders who have voted against the Merger. The Company does not know whether an adjournment will be necessary, and will not seek an adjournment if sufficient number of proxies in favor of the Merger have been received on or prior to the date of the Meeting.

Effective Time of the Merger and Payment for Shares

The effective time at the Merger will take place (the "Effective Time") will occur as soon as practicable after the Meeting, subject to approval of the Merger Agreement at the Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. It is currently expected that the Merger will take place within several business days of the Meeting. Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to stockholders by the Company's transfer agent, Continental Stock Transfer & Trust Company (the "Payment Agent"), promptly following the Effective Time. Stockholders should not submit their stock certificates to the Payment Agent until they have received such materials. The Payment Agent will send payment of the Cash Consideration to stockholders as promptly as practicable following receipt by the Payment Agent of their stock certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of stock certificates. See "--Exchange of Securities." Shareholders should not send any stock certificates to the Company or the Payment Agent at this time.

Treatment of Stock Options and Warrants

     Stock Options

     The Company shall pay to each holder of an option which has been granted by the Company to purchase shares of the Company's Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time, an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Cash Consideration the (y) per share exercise price applicable to such option, by (ii) the number of shares of the Company's Common Stock subject to such option, subject, with respect to each such holder, to the receipt by the Company of an acknowledgment from such holder that such payment shall constitute consideration for the termination and cancellation of such option (and the related stock appreciation right). The Company shall make such payments at the Effective Time. The Company agrees to take or cause to be taken all action necessary so that each such option outstanding immediately after the Effective Time as a result of the failure of the holder thereof to deliver the acknowledgment described in the preceding sentence shall be exchanged for the right to receive the amount described in the preceding sentence. Based on the Cash Consideration, the total payments to be made by the Company with respect to stock options are expected to be $20,429.

     Warrants

     The Company has 7,949,000 Warrants outstanding, all of which are exercisable at an exercise price of $0.9375 per share. All of the Warrants are held by holders that also are holders of Preferred Stock (although not in the same proportions as they hold Preferred Stock), and the Company anticipates that no material exercises of the Warrants will occur prior to the Effective Time. Given tax considerations and the limited equity available to the Company to pay the Cash Consideration, any significant exercise of the Warrants prior to the Effective Time may cause the Company to determine that it cannot consummate the Merger. The Company has not received commitments from the holders of the Warrants that they will refrain from exercising the Warrants, but representatives of the Company have discussed the transaction with certain Warrant holders, and the Warrant holders are aware that a pre-Merger exercise of Warrants could jeopardize the ability of the Company to complete the Merger.
The Company has no reason to believe that any of the Warrant holders will exercise the Warrants, and believes that there are reasons independent from the pendency of the Merger that would cause Warrant holders to refrain from any exercise. These reasons include regulatory issues that would be involved if a Warrant holder acquires a significant block of Common Stock and the liquidity issues inherent in disposing of any significant additional shares of the Company that would become outstanding upon an exercise of Warrants.

     RP Financial's analysis of the Merger included a calculation of the value of the Warrants. Because of the large number of Warrants outstanding, RP Financial concluded that the exercise of the Warrants would have such a negative impact on the liquidity of the Common Stock in the market that the Warrants should be significantly discounted. Because the number of exercisable Warrants is more than seven times the total number of shares of Common Stock presently outstanding, and because the trading volume of the Common Stock is already extremely limited, any substantial exercise of Warrants would be likely to make it even more difficult for holders of the Common Stock to find buyers for those shares in the market. Each Warrant permitting a holder to acquire a share of Common Stock will be exchanged in the Merger for 0.013993 shares of common stock of Essex Acquisition, and all of the Warrants in the aggregate will be exchanged for a total of 111,231 shares of common stock of Essex Acquisition, representing 4.4% of the total common stock of Essex Acquisition outstanding after the Merger.

The Merger Agreement

Because Essex Acquisition is a wholly-owned subsidiary of the Company and the Merger does not involve the acquisition of any interest in the Company or in Essex Acquisition by any person that is not already a holder of equity of the Company, the Merger Agreement does not represent an arm's-length negotiation between two independent parties. For this reason, the Merger Agreement is a fairly simple document, and is terminable at the election of the Board of Directors of the Company.

As noted above, the Company expects that the Effective Time of the Merger will take place promptly following the approval of the Merger at the Meeting. However, the Company may not be able to consummate the Merger if any of the following conditions exist:

     . Essex Acquisition becomes subject to any order, decree or injunction of the court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger,

     . The Office of Thrift Supervision shall not have approved the rebuttal of control applications filed by two holders of the Preferred Stock. The two largest holders of the common stock of Essex Acquisition after completion of the Merger are making filings with the offices of the Office of Thrift Supervision requesting that the Office of Thrift Supervision confirm that they will not be deemed to "control" the Company or its bank subsidiary by virtue of the completion of the Merger.

     . The Company fails to receive funding for the costs of the Merger, including the aggregate Cash Consideration, from Centura Bank or another lender.

     . The holders of either class of Preferred Stock fail to approve the Merger. The Company has discussed the Merger since its approval by the Board with a number of Preferred stockholders, and based on those conversations has no reason to believe that the holders of either class of Preferred Stock will not approve the Merger. However, although Mr. Radcliffe and Mr. Hecht have indicated their intention to vote their shares of Series B Preferred Stock in favor of the Merger, the Company does not have agreements or understandings with the holders of the majority of the shares of the Series B Preferred Stock regarding their approval of the Merger. The majority of the shares of the Series C Preferred Stock are held by Mr. Radcliffe, who has advised the Company that he will vote his shares of Preferred Stock in favor of the Merger.

     . The holders of the Warrants shall have exercised any material number of the Warrants prior to the Effective Time. As noted above, see - "Treatment of Stocks Options and Warrants," the Company does not believe there is a significant chance that the Warrant holders will exercise a material number of the Warrants.

     . The holders of a material number of shares of the Common Stock and Preferred Stock exercise their dissenters' rights with respect to the Merger, such that the Company determines it may not have sufficient proceeds available to make cash payments to the dissenting shareholders.

Pro Forma Financial Information

Pro forma financial information has not been included in this proxy solicitation because the holders of Common Stock are receiving cash consideration only and will not retain or receive a continuing interest in the Company's business after the Merger.

Conduct of the Business of the Company if the Merger is Not Consummated

If the Merger is not consummated, the Board of Directors expects that the Company will continue to conduct its business as it was conducted prior to the Meeting. However, as noted above, because the amount of dividends accruing on the Preferred Stock increases each year because of the cumulative effect of unpaid dividends, the Company does not presently anticipate that it will be able to generate sufficient net profits in the near term to prevent continued accretion of negative book value of the Common Stock. For this reason, the Board of Directors believes that if the Merger is not completed and a similar going-private transaction is proposed in the future, the consideration available to the holders of the Common Stock in that future transaction would likely be less than the Cash Consideration.

Exchange of Securities

At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares of Common Stock held by shareholders who have exercised their appraisal rights under the Delaware General Corporation Law ("DGCL")) will, by virtue of the Merger, be automatically exchanged for the right to receive the Cash Consideration. Each holder of a stock certificate formerly representing such shares will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Consideration for such shares upon surrender of the stock certificate. Shares of the Series B and Series C Preferred Stock of the Company will each be exchanged for 1.061679 shares and 1.061639 shares, respectively, of the common stock of Essex Acquisition. Outstanding Warrants to acquire Common Stock will each be exchanged for 0.013993 shares of common stock of Essex Acquisition.

No interest will be paid or accrued on the amount payable upon the surrender of any stock certificate. Payment to be made to a person other than the registered holder of the stock certificate surrendered is conditioned upon the stock certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the

Payment Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable. Eighteen months following the Effective Time, Essex Acquisition may require the Payment Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Payment Agent which have not been disbursed to holders of stock certificates formerly representing shares of Common Stock outstanding prior to the Effective Time. After such time holders of the Common Stock certificates will be entitled to look to Essex Acquisition only as general creditors with respect to cash payable upon due surrender of their stock certificates. Notwithstanding the foregoing, neither the Payment Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates formerly representing shares of Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

Shares of Common Stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to the Company after the Effective Time, such shares will be canceled and exchanged for the Cash Consideration.

Regulatory Approvals

No federal or state regulatory approvals are required to be obtained by the Company or Essex Acquisition, nor must any regulatory requirements be complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger and (ii) the requirements of the federal securities laws. However, certain holders of the Preferred Stock will make regulatory filings with the Office of Thrift Supervision, which has regulatory authority over the Company and the Bank, in order to rebut any presumption of control that would arise because of their level of holdings of the common stock of Essex Acquisition following the Merger. The approval of these filings is a condition of the Merger.

Expenses of the Merger

Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and the related transactions, which will be paid by the Company, are as follows:

          Cost or Fee                                Estimated Amount
          -----------                                ----------------
          Financial advisory fees                        $ 57,500
          Legal fees                                      108,000
          Accounting and tax fees                          16,000
          Bank financing fee                               13,000
          Printing and mailing fees                        35,000
          Regulatory filing fees                            9,000
          Proxy Solicitation fees                          10,000
          Committee fees                                   20,000
          Miscellaneous                                    33,200
                                                         --------
          Total                                          $302,000

Rights of Dissenting Shareholders

Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive payment of the "fair value" of such shares together with a fair rate of interest, if any, as determined by such court. The "fair value" as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger.

The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Appendix C.

Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Meeting, not less than 20 calendar days prior to the meeting the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section
262. This Proxy Statement constitutes such notice.

Any stockholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to the Secretary of the Company, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Meeting.

If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

Within 10 calendar days after the Effective Time, Essex Acquisition, as the surviving company in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, Essex Acquisition, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such stockholders. Essex Acquisition is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Essex Acquisition a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by Essex Acquisition.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

The Court may require stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be exchanged for the right to receive the Cash Consideration in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A stockholder may withdraw a demand for appraisal by delivering to the Company (or after the Effective Time, Essex Acquisition) a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of Essex Acquisition. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

Conduct of The Company's Business After The Merger

Following the Merger, the Company anticipates that it will continue to conduct its business as it was conducted immediately prior to the Merger. Although the Company believes that the consummation of the Merger may improve its prospects for raising additional capital or engaging in strategic transactions, no offering of securities or transaction is specifically contemplated, and no active discussions have been held with any third party regarding such an offering or transaction.

                      OTHER INFORMATION ABOUT THE COMPANY

Summary Consolidated Financial Data Of The Company

The following table presents summary historical consolidated financial data of the Company as of and for each of the two fiscal years in the period ended December 31, 2000. This data has been derived from consolidated financial statements of the Company incorporated by reference in this proxy statement.

The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, accompanying notes and other financial information included in the Company's annual report on Form 10-KSB and quarterly report on Form 10-QSB incorporated by
                                                             --
reference in this proxy statement. See "Additional Information."

                                                             At Or For The Year                      At or For The Three Months
                                                             ------------------                      --------------------------
                                                             Ended December 31,                            Ended March 31,
                                                             ------------------                            ---------------
                                                                                                             (Unaudited)
                                                                                                             -----------
                                                                      (Dollars In Thousands, Except Per Share)
                                                        2000                     1999                 2001                2000
                                                        ----                     ----                 ----                ----
BALANCE SHEET DATA:
  Total Assets                                        $307,722                 $277,739             $308,683            $288,597
  Net Loans                                            265,855                  238,882              268,844             251,952
  Deposits                                             242,596                  212,209              253,182             212,344
  Federal Home Loan Bank Advances                       41,000                   44,600               31,000              54,450
  Shareholders' Equity                                  21,867                   17,995               22,064              18,174
  Book Value Per Common Share (1)                        (2.34)                   (3.97)               (2.69)              (4.29)

OPERATIONS DATA:
  Interest Income                                     $ 22,202                 $ 17,458             $  5,830            $  5,107
  Interest Expense                                      14,559                   11,184                3,915               3,298
  Net Interest Income                                    7,643                    6,274                1,915               1,809
  Provision for Loan Losses                                740                      149                  131                 100
  Noninterest Income                                     3,115                    3,331                  804                 595
  Noninterest Expenses                                   8,850                    8,685                2,268               2,001
  Income Before Benefit From                             1,168                      771                  320                 303
  Income Taxes
  Net Income                                             3,872                    2,160                  197                 179
  Basic and Diluted Income Available
      to Common Shareholders (2)                         1,729                      202                 (372)               (340)
Income Per Common Share (3):
      Basic                                               1.63                     0.19                (0.35)              (0.32)
      Diluted                                             1.08                     0.07                (0.35)              (0.32)
Operating Loss Per Common Share                          (0.92)                   (1.12)               (0.23)              (0.20)

(1) The Company's book value per common share is computed by deducting from total shareholders' equity the $15.0 million Preferred Stock redemption value and the $9.3 million and $7.2 million of cumulative but undeclared Preferred Stock dividends at December 31, 2000 and 1999, respectively, and the $9.9 million and $7.7 million of cumulative but undeclared Preferred Stock dividends at March 31, 2001 and 2000, respectively. The result for each period is then divided by total common shares outstanding of 1,060,642 at December 31, 2000 and 1999. This calculation of book value does not assume the exercise of any potential shares of Common Stock, such as Warrants and options.

(2) The Company's basic and diluted income available to common shareholders is computed based upon net income adjusted for cumulative but undeclared Preferred Stock dividends of $2.1 million and $2.0 million for the years ended December 31, 2000 and 1999, respectively, and $569,900 and $519,000 for the three months ended March 31, 2001 and 2000, respectively.

(3) Basic income per share is computed based on income available to common shareholders divided by the average number of shares of Common Stock outstanding for each period. Potential shares of Common Stock are dilutive for all periods presented and diluted income per share is computed under the treasury stock method.

Market Prices Of Common Stock And Dividends

The Common Stock is traded on the American Stock Exchange (symbol: ESX). The following table sets forth, for the periods indicated, the high and low prices of the Company's Common Stock as provided by the American Stock Exchange:

                                                               Common Stock        Common Stock
                                                                  High                 Low
                                                                  ----                 ---



          1999
          First Quarter.................................       $ 3.750              $ 1.375
          Second Quarter................................         3.000               2.0625
          Third Quarter.................................         2.125                1.250
          Fourth Quarter................................        2.0625                1.125

          2000
          First Quarter.................................       $ 3.000              $ 1.125
          Second Quarter................................         2.125                1.125
          Third Quarter.................................         1.750                1.125
          Fourth Quarter................................         2.125                0.875

          2001
          First Quarter.................................       $ 1.625              $ 1.000
          Second Quarter (through June ___, 2001).......         1.450                1.100

On January 31, 2001, the last trading day prior to the public announcement of the proposed Merger, the high, low and closing sales price per share of Common Stock were $1.62, $1.40 and $1.40, respectively. On June___, 2001, the last trading day prior to the printing of this Proxy Statement, the closing price per share of Common Stock was $______.

At April 30, 2001, there were 1,060,642 shares of Common Stock outstanding.

The Company has not paid any cash dividends on its Common Stock during the past two years.

Securities Ownership of Certain Beneficial Owners

     Securities Ownership of Management

     The following table sets forth the amount of the Company's Common Stock beneficially owned by each director, by certain executive officers, and by all directors and executive officers of the Company as a group as of April 30, 2001. The indicated number of shares of Common Stock beneficially owned includes shares that may be acquired through the exercise of stock options or Warrants that are or become exercisable within 60 days of April 30, 2001. The numbers and percentages of shares owned by several of the individuals may appear to be inconsistent with the total number of shares of Common Stock now outstanding because as to each individual that holds stock options or Warrants, the calculations assume that the individual has exercised all of his options or warrants, but that no other holder of options or warrants has done so. The actual number of shares of outstanding Common Stock beneficially owned by each individual, excluding shares that relate to stock options or Warrants, is shown in the footnotes to the table. The last two columns of the table also show the amount and percentage of the common stock of Essex Acquisition that each of the listed persons would own after the Merger, assuming that no holder of Preferred Stock exercises dissenters' rights and no holder of Warrants exercises the Warrants prior to the Merger.

Each of the individuals listed below has agreed not to exercise any of their outstanding stock options or Warrants prior to the consummation of the Merger.

Name and Address of Beneficial Owner             Amount and Nature         Percent of          Amount of        Percent of
------------------------------------             -----------------         ----------                           ----------
                                                   of Beneficial          Class Before         Beneficial          Essex
                                                   -------------          ------------                             -----
                                                  Ownership Before           Merger           Ownership of      Acquisition
                                                  ----------------           ------                             -----------
                                                       Merger                                    Essex            Common
                                                       ------                                                     ------
                                                                                              Acquisition       Stock After
                                                                                                                -----------
                                                                                              After Merger         Merger
                                                                                                                   ------
Robert G. Hecht                                    146,489/(1)/            12.14%/(2)/           50,181             2.01%
2077 Blairmont Drive
Pittsburgh, PA 15241

Roscoe D. Lacy, Jr.                                  3,050/(3)/                *
563 Gaulberry Street
Elizabeth City, NC 27909

Harry F. Radcliffe                               1,354,657/(4)/            56.09%/(2)/          251,787            10.07%
40 Wiggins Lane
Uniontown, PA 15401

Gene D. Ross                                         2,085/(5)/                *                  --
3273 Stapleford Chase
Virginia Beach, VA 23452

Earl C. McPherson                                      963/(5)/                *                  --
5901 Morgan Glen Drive
Glen Allen, VA 23060

All directors and named executive officers       1,507,244                 58.70%/(6)/          301,868            12.08%
as a group (5 persons)

____________________________________

* Less than 1%

(1) Includes 2,250 shares that Mr. Hecht has the right to acquire through the exercise of stock options and 144,239 shares that he has the right to acquire through the exercise of Warrants directly owned. Mr. Hechts owns no outstanding shares of Common Stock.

(2) The individual percentages are calculated by adding to the actual number of presently outstanding shares the number of shares that could be obtained within 60 days by exercising the options and Warrants held by each director, but excluding Warrants and options held by all other persons. If all such Warrants and options were included in the calculation, Mr. Hecht's percentage would be 1.63%, and Mr. Radcliffe's percentage would be 15.03%.
(3) Includes 2,800 shares that Mr. Lacy has the right to acquire through the exercise of stock options, and 250 shares of outstanding Common Stock.
(4) Includes 2,250 shares that Mr. Radcliffe has the right to acquire through the exercise of stock options; 548,093 shares that he has the right to acquire through the exercise of Warrants directly owned; 123,061 shares that Fort Pitt Capital Management Corp. may acquire through the exercise of Warrants over which Mr. Radcliffe holds sole investment and/or voting power; 666,853 shares that First Home Bancorp Liquidating Trust may acquire through the exercise of Warrants over which Mr. Radcliffe holds investment and/or voting power; and 14,400 shares that Catherine Radcliffe may acquire through the exercise of Warrants over which Mr. Radcliffe holds investment and/or voting power. Mr. Radcliffe owns no outstanding shares of Common Stock.
(5) Messrs. Ross and McPherson hold 2085 and 963 outstanding Shares of Common Stock, respectively, all of which were acquired through the Company's Employee Stock Purchase Plan.
(6) Includes Warrants and options held by directors, but excluding Warrants and options held by all other persons. If all Warrants and options exercisable within 60 days were included in the percentage calculation, the total percentage would be 16.72%.

     Securities Ownership of Certain Beneficial Owners


     The following table sets forth the amount of the Company's Common Stock beneficially owned by each person whose beneficial ownership of the Company's Common Stock exceeded 5% as of April 30, 2001. The indicated number of shares of Common Stock beneficially owned includes shares that may be acquired through the exercise of stock options or Warrants that are or become exercisable within sixty (60) days of April 30, 2001. The numbers and percentages of shares owned by several of the individuals may appear to be inconsistent with the total number of shares of Common Stock now outstanding because as to each individual that holds stock options or Warrants, the calculations assume the individual has exercised all of his options or warrants, but that no other holder of options or warrants has done so. The actual number of shares of outstanding Common Stock beneficially owned by each individual, excluding shares that relate to stock options or Warrants, is shown in the footnotes to the table. The last two columns of the table also show the amount and percentage of the common stock of Essex Acquisition that each of the listed persons would own after the Merger, assuming that no holder of Preferred Stock exercises dissenters' rights and no holder of Warrants exercises the Warrants prior to the Merger. Each of the individuals listed below has agreed not to exercise any of their outstanding stock options or Warrants prior to the consummation of the Merger.

Name and Address of Beneficial Owner      Amount and Nature     Percent of       Amount of        Percent of
------------------------------------      -----------------     ----------       ---------        ----------
                                           of Beneficial       Class Before      Beneficial         Essex
                                           -------------       ------------      ----------         -----
                                          Ownership Before        Merger        Ownership of     Acquisition
                                          ----------------        ------        ------------     -----------
                                               Merger                              Essex           Common
                                               ------                              -----           ------
                                                                                Acquisition      Stock After
                                                                                -----------      -----------
                                                                                After Merger        Merger
                                                                                ------------        ------
Robert G. Hecht                               146,489/(1)/        12.14%/(2)/      50,181            2.01%
2077 Blairmont Drive
Pittsburgh, PA 15241

Harry F. Radcliffe                          1,354,657/(3)/        56.09%/(2)/     251,787           10.07%
40 Wiggins Lane
Uniontown, PA 15401

Timothy G. Ewing                            1,628,872/(4)/        60.56%/(2)/     548,349           21.85%
Value Partners, Ltd.
4514 Cole Avenue, Suite 808
Dallas, TX 75205

__________________________________

(1) Includes 2,250 shares that Mr. Hecht has the right to acquire through the exercise of stock options and 144,239 shares that he has the right to acquire through the exercise of Warrants directly owned. Mr. Hecht owns no outstanding shares of Common Stock.

(2) The individual percentages are calculated by adding to the actual number of presently outstanding shares the number of shares that could be obtained within 60 days by exercising the options and Warrants held by each named beneficial owner, but excluding Warrants and options held by all other persons. If all such Warrants and options were included in the calculation, Mr. Hecht's percentage would be 1.63%, Mr. Radcliffe's percentage would be 15.03%, and Mr. Ewing's percentage would be 18.08%.

(3) Includes 2,250 shares that Mr. Radcliffe has the right to acquire through the exercise of stock options; 548,093 shares that he has the right to acquire through the exercise of Warrants directly owned; 123,061 shares that Fort Pitt Capital Management Corp. may acquire through the exercise of Warrants over which Mr. Radcliffe holds sole investment and/or voting power; 666,853 shares that First Home Bancorp Liquidating Trust may acquire through the exercise of Warrants over which Mr. Radcliffe holds investment and/or voting power; and 14,400 shares that Catherine Radcliffe may acquire through the exercise of Warrants over which Mr. Radcliffe holds investment and/or voting power, Mr. Radcliffe owns no outstanding shares of Common Stock.
(4) Includes Warrants to acquire 49,939 shares held in a SARASEP IRA of which Mr. Ewing is the beneficiary and, therefore, has the right to acquire through the exercise of Warrants; and includes 1,578,933 shares that Value Partners, Ltd. may acquire through the exercise of Warrants over which Mr. Ewing holds investment and/or voting power. Mr. Ewing owns no outstanding shares of Common Stock.

Information With Respect to Continuing Directors

Pursuant to its bylaws, the number of directors of the Company is set at four unless otherwise designated by the Board of Directors.

The Board of Directors of the Company is divided into three classes serving staggered three-year terms. The terms of office of Roscoe D. Lacy, Jr. and Robert G. Hecht expire in 2002, and the terms of Harry F. Radcliffe and Gene D. Ross expire in 2003. Each of the staggered terms expire at the annual meetings of the stockholders of the Company. There are no directors of the Company presently elected to the Board with a term expiring in 2001. Accordingly, no election for directors is scheduled to be held at the Meeting.

The following table sets forth certain information regarding the Board of Directors of the Company. The information provided in this section with regard to the continuing directors of the Company is not expected to change materially following the Merger, because the directors of the Company will also be the directors of Essex Acquisition following the Merger, and the directors of Essex Acquisition will be entitled to receive directors fees from Essex Acquisition on the same basis that they are presently received from the Company.

           Name                 Age/(1)/                Position Held               Director Since         Term Expires
           ----                 --------                -------------               --------------         ------------
Roscoe D. Lacy, Jr.                60                      Director                    1984/(2)/               2002
Robert G. Hecht                    60                      Director                    1995                    2002
Harry F. Radcliffe                 50                      Director                    1995                    2003
Gene D. Ross                       55           Chairman, President and Chief          1992/(2)/               2003
                                                      Executive Officer

_____________________________

(1)  As of April 23, 2001.
(2) Reflects year in which director became a director of the Company's predecessor entities. All references herein to the Company are deemed to include the Company's predecessor entities.

Set forth below is additional information with respect to the directors of the
Company:

Harry F. Radcliffe. Mr. Radcliffe became a director of the Company on September 15, 1995 and also serves as a director of the Bank. He was most recently the President and Chief Executive Officer of Fort Pitt Capital Management, Pittsburgh, Pennsylvania, a private investment management company, and was the President and Chief Executive Officer of First Home Bancorp, Inc., a publicly-held savings institution holding company until its sale in April 1996. He is a director of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company. He has also been a director of Miami Computer Supply, Inc. since 1996. From 1989 to 1993, Mr. Radcliffe was the President and Chief Executive Officer of First South Savings Association, a Pennsylvania-chartered stock savings association located in Pittsburgh, Pennsylvania. Mr. Radcliffe received his degree in economics from Ohio Wesleyan University.

Gene D. Ross. Mr. Ross was President and Chief Executive Officer ("CEO") of the Company's predecessors from May 1992 until their merger with the Company in 1995, and has been the President and CEO of the Company since its organization in August 1994. Mr. Ross also serves as a director and CEO and President of the Bank and various other subsidiaries of the Company. Prior to joining the Company in 1992, Mr. Ross was President and CEO of Southern Federal Savings and Loan Association of Georgia. He was hired in a turnaround capacity to seek strategies for the recapitalization of the institution. From October 1990 through November 1991, Mr. Ross served as an independent consultant and Regional Director of the Ralph Edgar Group, Inc., a Resolution Trust Corporation asset management contractor. In March 1988, Mr. Ross joined First Liberty Financial Corp. in Atlanta, Georgia, a $1.2 billion publicly-traded thrift holding company, as President and Chief Operating Officer. Mr. Ross played a key role in negotiating the sale of First Liberty's Atlanta-based thrift franchise.
Prior to March 1988, Mr. Ross was President and CEO of The Empire Savings Building and Loan Association in Denver, Colorado. During his tenure, Mr. Ross oversaw the reorganization and repositioning of the $2 billion thrift until its sale to an out-of-state financial institution. Previously, Mr. Ross held audit manager positions with two nationally recognized certified public accounting firms. Mr. Ross is a Certified Public Accountant and has a Bachelor of Arts and Sciences from Florida State University.

Robert G. Hecht. Mr. Hecht became a director of the Company on September 15, 1995 and also serves as a director of the Bank. Mr. Hecht is Chief Executive Officer of Trumbull Corporation, a highway construction company in Pittsburgh, Pennsylvania, and an Executive Vice President of P.J. Dick Incorporated, a building construction firm also located in Pittsburgh, Pennsylvania. He has also served as Vice Chairman and a director for Miami Computer Supply, Inc. since 1996 and serves as President of Lindy Incorporated of Pittsburgh, Pennsylvania and President/CEO of SynAggs of South Park, Pennsylvania. Mr. Hecht served as a director of First Home Bancorp, Inc., a privately-held savings institution holding company in Pittsburgh, Pennsylvania, until its sale in April 1996.

Roscoe D. Lacy, Jr. Mr. Lacy is Vice President and General Manager for Miles Jennings Industrial Supply Co., Inc., an industrial supply company located in Elizabeth City, North Carolina. Mr. Lacy became a director of the Company in 1984 and has been a director of the Bank and one of its predecessor institutions since 1980. Mr. Lacy also served as a director of the Company's former Florida savings bank until its merger with and into the Bank in May 1993.

     Meetings of the Board and Committees of the Board

     During 2000, the Board of Directors of the Company held a total of twelve
(12) regular meetings for the year. The Board of Directors of the Bank and the Company have established various committees, including the Audit, Executive Compensation, and Strategic Evaluation Committees. Each of the directors of the Company attended 100% of the Company's board meetings and the meetings of board committees on which such director served.

     The Audit Committee is comprised of directors Lacy, Hecht, and Radcliffe and is chaired by Mr. Lacy. This Committee meets periodically with the Bank's internal auditor, and periodically with the Company's and the Bank's external auditors, and reports to the Board of Directors and to senior management on the Company's and the Bank's financial condition and internal auditing practices and procedures. During the year ended December 31, 2000, the Audit Committee met four times. See "--Audit Committee Report" below.

     The Executive Compensation Committee (the "Compensation Committee") consists of directors Lacy, Hecht and Radcliffe. The Compensation Committee meets periodically to evaluate the compensation and fringe benefits of the Company's and the Bank's directors, officers, and employees. During the year ended December 31, 2000, the Compensation Committee met two times.

     Directors Fees

     During the year ended December 31, 2000, each non-employee director of the Company received a fee of $350 for each joint board meeting of the Company and the Bank that they attended and $350 for any separate board committee meeting that they attended. Additionally, an annual retainer fee of $5,500 was paid to non-employee directors in quarterly increments. Effective January 1, 2001, the Board of Directors approved a change in board meeting fees to $400 per meeting and a change in the annual retainer fee to $6,500. Committee fees will remain the same.

Audit Committee Report

Effective January 31, 2000, the Securities and Exchange Commission ("SEC") adopted new rules and amendments to current rules relating to the disclosure of information about companies' audit committees. In large part, the new rules are based upon recommendations by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. The new rules require that, for all votes of stockholders occurring after December 15, 2000, the Proxy Statement must contain a report of the audit committee addressing several issues identified in the rules. In addition, the SEC recommends that audit committees adopt written charters.

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three independent directors and operates under a written charter adopted by the Board of Directors in 1999. That charter is attached to this Proxy Statement as Appendix D. The members of the Audit Committee are Roscoe D. Lacy, Jr. (Chair), Robert G. Hecht, and Harry F. Radcliffe. The Board of Directors has determined that each of the three members is independent as set forth under NASDAQ's Independent Director and Audit Committee listing standards as amended on December 14, 1999, and able to read and understand fundamental financial statements. The Audit Committee has also determined that at least one member of the Audit Committee has past employment experience in finance and accounting.

The Audit Committee is responsible for providing independent objective oversight of the Company's accounting functions and internal controls. It oversees the Company's financial reporting process on behalf of the Board of Directors, reviews the Company's financial disclosures and meets privately, if necessary, with the Company's independent auditors to discuss its internal accounting control policies and procedures. The Audit Committee reports on these meetings to the Board of Directors. The Audit Committee also considers and recommends the selection of the Company's independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews the independent auditors' fees. The Audit Committee met four times during 2000.

During 2000, the Audit Committee recommended to the Board of Directors the appointment of KPMG LLP to replace PricewaterhouseCoopers LLP as its independent auditor for the fiscal year ending December 31, 2000. The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ending December 31, 2000. It has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 - Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to its independence with the Company and its subsidiaries, and has discussed this information with them.

Based upon the Audit Committee's discussions with management and KPMG LLP, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-KSB for the year ending December 31, 2000, for filing with the SEC.

                                  THE AUDIT COMMITTEE
                                        Roscoe D. Lacy, Jr., Chairman
                                        Robert G. Hecht
                                        Harry F. Radcliffe

Executive Compensation

The following table sets forth a summary of certain information concerning the compensation paid by the Company and its subsidiaries for services rendered in all capacities during the periods indicated to Gene D. Ross, President and Chief Executive Officer of the Company and the Bank, and Earl C. McPherson, President and Chief Executive Officer of Essex First Mortgage, a division of the Bank. Messrs. Ross and McPherson were the only executive officers whose salary and bonus compensation during 2000 exceeded $100,000.

                          Summary Compensation Table


============================================================================================================================
                                                                       Long Term Compensation
                                                                       ----------------------
                                                                         Awards            Payouts
                                                                 ----------------------------------

                                                                 Restricted   Securities
Name and Principal                                                 Stock      Underlying     LTIP           All Other
    Position                   Year     Salary         Bonus       Awards    Options/SARs   Payouts       Compensation/(2)/
============================================================================================================================
Gene D. Ross                   2000  $211,961/(1)/     $17,000          --             --        --            $18,938
Chief Executive Officer        1999  $203,175/(1)/     $ 9,000          --         40,000        --            $14,299
of the Company and the Bank    1998  $194,088/(1)/       N/A            --             --        --            $13,933
----------------------------------------------------------------------------------------------------------------------------
Earl C. McPherson              2000  $120,000          $10,000          --             --        --            $11,840
President and CEO of           1999  $115,100          $ 5,200          --         25,000        --            $ 9,045
Essex First Mortgage, a        1998  $109,620            N/A            --             --        --            $ 8,649
division of the Bank and
Executive Vice President
of the Bank
----------------------------------------------------------------------------------------------------------------------------

(1) Salary includes payouts for unused vacation.
(2) Represents the Company's accrued expense under the Essex Savings Bank, F.S.B. Supplemental Executive Retirement Plan ("SERP"), the Company's matching contribution to the Essex Bancorp, Inc. 401(k) Retirement Savings Plan, and imputed income on group-term life insurance. Interest on the SERP accrues at a return equal to the interest rate on a one-year certificate of deposit. For the year ended December 31, 2000, the SERP expenses, 401(k) contribution and imputed income on life insurance were $15,994, $2,254 and $690, respectively, for Mr. Ross and $9,136, $2,254 and $450, respectively, for Mr. McPherson. Effective December 1, 1998, the SERP was amended to modify the vesting schedule so that each year's contribution following 1998 (and income thereon) will be subject to a three year vesting provision. A member must complete all three years of service to avoid forfeiture of Company contributions made after December 31, 1998. However, pursuant to an amendment effective January 1, 1999, Messrs. Ross and McPherson are fully vested in their SERP accounts at all times.

The following table provides information on the value of unexercised stock options/SARs held at December 31, 2000 by Messrs. Ross and McPherson:

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values

------------------------------------------------------------------------------------------------------------------------
                                                                               Number of
                                                                              Securities
                                                                              Underlying
                                                                           Unexercised Stock           Value of
                                                                            Options/SARs at        Unexercised In-the-
                            Shares Acquired                               End of Fiscal Year          Money Stock
                                                                          ------------------
                                 or                 Value                    Exercisable/          Options/SARs at
Name                         Exercised (#)      Realized ($)/(1)/           Unexercisable         End of Fiscal Year
----                         -------------      -----------------                                 ------------------
------------------------------------------------------------------------------------------------------------------------
Gene D. Ross                     -0-                  -0-                    0/40,000/(1)/              -0-/(2)/
------------------------------------------------------------------------------------------------------------------------
Earl C. McPherson                -0-                  -0-                    0/25,000/(1)/              -0-/(2)/
------------------------------------------------------------------------------------------------------------------------

_____________________________

(1) The stock options and SARs held by Messrs. Ross and McPherson vest over a three-year period becoming exercisable on September 10, 2002 and expiring on September 10, 2009. These options may become exercisable earlier than such dates upon a "change of control" as defined in the Second Amendment to the Employee Stock Option Plan, or upon the grantee's retirement, disability or death. SARs may be issued in tandem with options granted under the Plan and have been issued in conjunction with the options listed in this table.
    These SARs entitle the holder to receive, without any payment to the Company, either cash or shares of Common Stock, or a combination thereof, in an amount, or having a fair market value determined as of the date of exercise, equal to the excess of the fair market value per share on the date of exercise of the SARs over the price of the related option. SARs become exercisable only in the event of a change in control as defined in the Second Amendment to the Option Plan.

(2) The stock options and SARs held by Messrs. Ross and McPherson carry an exercise price of $1.25 per share. As of December 31, 2000, no stock options and SARs held by Messrs. Ross and McPherson were in-the-money.


Employment and Other Executive Services Agreements and Plans

     Employment Agreement

     Gene D. Ross is subject to a Restated Employment Agreement (the "Employment Agreement") with the Company, Essex Home Mortgage Servicing Corporation, and the Bank (the "Employers"). The Employers approved the Employment Agreement effective January 1, 1998 and amended it on October 1, 1999. The Employment Agreement provides for the employment of Mr. Ross as the President and Chief Executive Officer of each of the Employers, and is renewable year-to-year by the Boards of Directors of each of the Employers. The respective Boards of Directors have renewed the Employment Agreement through December 31, 2001. Mr. Ross is presently entitled to base salary at the rate of $215,000 per year, as well as to bonuses established from time to time by the Board of Directors of the Company based on standards of financial performance. The Employment Agreement is terminable for cause by the Boards of Directors of the Company or any of the Company's subsidiaries. For purposes of the Employment Agreement, "cause" includes personal dishonesty, gross incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than non-material violations) or final cease and desist order, or a material breach of any provisions of the Employment Agreement. In the event of a termination for cause, Mr. Ross will be paid only his salary and vacation pay accrued and prorated to the date of termination. The Employment Agreement is also terminable without cause by the Board of Directors of the Company or any of its subsidiaries upon 45 days advance written notice. In the event of a termination without cause, Mr. Ross will be paid his salary and vacation pay through the date of termination, plus the severance benefit described below.
The Employment

Agreement also provides for the indemnification of Mr. Ross for losses and expenses arising out of the performance of his duties under the Employment Agreement, to the extent permitted by applicable corporate law and Federal regulations.

     The Employment Agreement provides for a lump sum payment within thirty (30) days of a Change in Control of an amount equal to two hundred percent (200%) of his highest rate of annual salary in effect during the period commencing on May 1, 1997 and ending on the date of a change in control. Mr. Ross is also a party to a separate Change in Control Agreement with the Company, which was amended effective October 1, 1999. For this purpose, a "Change in Control" shall occur if and only if after October 1, 1999 a "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, first becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company. The Company would also be obligated to make a "gross-up" payment to Mr. Ross in the amount necessary to pay any excise taxes imposed on the change in control payments under Section 499 of the Internal Revenue Code. The Employment Agreement also provides that upon termination of Mr. Ross without cause prior to a Change in Control (including non-renewal of his agreement by the Company), Mr. Ross will be entitled to a lump sum payment within thirty (30) days of termination of an amount equal to one hundred and fifty percent (150%) of his highest rate of annual salary in effect during the period commencing on May 1, 1997 and ending on the date of his termination. In the event of Mr. Ross' termination without cause following a Change in Control, however, he will only be entitled to the Change in Control payment. In either event, termination without cause or a Change in Control, Mr. Ross would be entitled to continuing health and medical insurance, disability insurance and life insurance coverage for periods not exceeding two (2) years on the same basis as was in effect immediately prior to the effective date of termination or Change in Control, as appropriate. Mr. Ross's Employment Agreement was amended in April 2001 to make clear that the Merger would not constitute a "Change in Control" under that agreement.

     Other Executive Services Agreement

     As of January 1, 1998, the Bank entered into a restated Executive Services Agreement with Earl C. McPherson. The agreement was amended effective January 1, 1999 and October 1, 1999. Mr. McPherson is also the beneficiary of a Change in Control Agreement with the Company. Mr. McPherson's agreements are substantially similar to Mr. Ross's. In the event of termination of his agreement or employment without cause prior to a Change in Control, Mr. McPherson would be entitled to a lump sum payment equal to one hundred fifty percent (150%) of his highest rate of annual salary in effect during the period commencing on May 1, 1997 and ending on the date of his termination. The agreement also provides for a lump sum payment within thirty (30) days of a Change in Control of an amount equal to two hundred percent (200%) of his highest rate of annual salary in effect during the period commencing on May 1, 1997 and ending on the date of a Change in Control. Mr. McPherson's Executive Services Agreement was amended in April 2001 to make clear that the Merger would not constitute a "Change in Control" under that agreement.

     Supplemental Executive Retirement Plan

     The Bank maintains the Essex Savings Bank, F.S.B. Supplemental Executive Retirement Plan ("SERP") for certain of the highly compensated officers of the Bank and its subsidiaries. The present participants in the Plan include Messrs. Ross, McPherson, and three other officers. The SERP was implemented in 1993 for the purpose of attracting and retaining key management personnel. The SERP is a non-qualified deferred compensation plan.

     Except as described below with respect to Messrs. Ross and McPherson, each SERP participant who is continuously employed by the Bank or its subsidiaries for an entire calendar year is credited under the SERP for that calendar year with a pension credit of five percent of such participant's compensation for the year and such profit-sharing credit, if any, as the Compensation Committee of the Board of Directors of the Bank determines, not in excess of five percent of such participant's compensation for the calendar year. Amounts credited to the bookkeeping accounts of participants under the SERP remain general assets of the Bank and are not funded through a separate trust or other investment vehicle. Each participant's account under the SERP is also credited annually with a deemed investment rate of return equal to the interest rate in effect on the last day of the prior plan year on a one-year certificate of deposit issued by the Bank.

     Participants in the SERP fully vest upon death, permanent disability or retirement at or after age 65 or upon any earlier change in control, as described in the SERP. In the event of a termination of a participant's employment prior to death, permanent disability, attainment of age 65 or a change in control, the participant's vested interest in his account under the SERP is based upon his completed years of employment with the Bank or its subsidiaries after 1992. As of the fiscal year end 1997, all SERP accruals have fully vested. Effective December 1, 1998, the SERP was amended so that each year's accrual for plan years after 1998 and the deemed investment rate of return thereon will vest only if the participant remains an employee of the Bank through December 31, 2001. However, pursuant to an amendment dated October 27, 1999, Messrs. Ross and McPherson are fully vested on their SERP accounts at all times. All amounts payable under the SERP are payable in a lump sum. Amounts accrued under the SERP are not taxable to participants, or deductible to the Bank, until paid. During the year ended December 31, 2000, the Company accrued $37,326 of expense pursuant to the SERP.

Transactions With Certain Related Persons

In the ordinary course of business, the Bank and its subsidiaries have made loans, and may continue to make loans in the future, to non-executive officers and employees. Under the Bank's policy, such loans are made on substantially the same terms, including interest rates and collateral, as are available to the general public. Other than on an exception basis requiring Board of Directors' approval, the Bank's policy does not permit the Company's or the Bank's directors or executive officers to borrow from the Bank or its subsidiaries.

Furthermore, management of the Company does not believe that any director or officer or affiliate of the Company, or any record or beneficial owner of more than five percent of the Common Stock of the Company, or any associate of any such director, officer, affiliate or stockholder, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Executive officers and directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on the information that the Company received from its executive officers and directors, none of the Company's executive officers or directors made any filings of Section 16(a) forms during the year ended December 31, 2000 that were not timely.

Independent Accountants

KPMG LLP served as independent public accountants for the Company and its subsidiaries for 2000. A representative of KPMG LLP is expected to be present at the annual meeting for the purpose of making a statement should he so desire and to respond to appropriate questions.

     Audit Fees

     The aggregate fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the year ending December 31, 2000, and the review of the condensed financial statements included in the Company's third quarter report on Form 10-QSB filed with the SEC during 2000 were $71,700. KPMG LLP was not retained and hence did not commence their engagement until the third quarter of 2000.

     Financial Information Systems Design and Implementation Fees

     The Company did not obtain any services from KPMG LLP during the year ending December 31, 2000 related to financial information systems design or implementation.

     All Other Fees

     Aggregate fees, exclusive of the fees disclosed above relating to financial statement audit services, for other services rendered by KPMG LLP for 2000 were $11,050. These other services included fees for tax services, statutory audits and audits of employee benefit plans. The Audit Committee of the Board of Directors considered whether the provision of these services is compatible with maintaining the independence of KPMG LLP.

The Board of Directors has not yet made a determination regarding the selection of independent accountants for the year ending December 31, 2001. Under the Company's Certificate of Incorporation and Bylaws, stockholders are not required to ratify or confirm the selection of independent accountants made by the Board of Directors.

              OTHER MATTERS THAT MAY BE CONSIDERED AT THE MEETING

The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

                             STOCKHOLDER PROPOSALS

If the Merger is consummated, there will be no public stockholders of the Company and no public participation in any future meetings of stockholders of the Company. However, if the Merger is not consummated, the Company's public stockholders will continue to be entitled to attend and participate in the Company's stockholder meetings. In such an event, if a stockholder wishes to submit a proposal for consideration by the stockholders of the Company at the 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting"), then in order for the proposal to be includible in the proxy statement for the 2002 Annual Meeting, such proposal must be received by the Secretary of the Company no later than March 21, 2002.

The Bylaws of the Company provide a procedure for certain business to be brought before the annual meetings of the Company's stockholders, and such proposals may be properly brought before the meeting even if they are not includible in the proxy statement for the meeting, so long as the proposing stockholder complies with the advance notice provisions of the Bylaws. If held, the 2002 Annual Meeting is scheduled to be held on June 19, 2002. If written notice of business proposed to be brought before the 2002 Annual Meeting is given to the Secretary of the Company, delivered or mailed to and received at the principal executive offices of the Company not later than March 21, 2002, such business may be brought before the 2002 Annual Meeting. Information regarding the contents of the required notice to the Company is to be found in the Company's Bylaws, which are available from the Company upon request.

Stockholders are also permitted to submit nominations of candidates for the Board of Directors. If a stockholder wishes to nominate a candidate to stand for election as a director at the 2002 Annual Meeting, the nomination shall be made by written notice to the Secretary of the Company, which must be delivered or mailed to and received at the principal executive offices of the Company not later than March 21, 2002. The requirements regarding the form and content of the stockholder nominations for directors are also set forth in the Company's Bylaws.

                            ADDITIONAL INFORMATION

The Company files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC, including the Company.

Pursuant to the requirements of Section 13(e) and Rule 13e-3 of the Exchange Act, the Company has filed a Schedule 13e-3 with the SEC with respect to the Merger. As permitted by SEC rules, this Proxy Statement does not contain all of the information you can find in the Schedule 13e-3 or in the exhibits to the
Schedule 13e-3. You can obtain this additional information and a complete
Schedule 13e-3 from the SEC as indicated above, or from the Company.

The SEC allows the Company to "incorporate by reference" the information it files with the SEC. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. The information incorporated by reference is an important part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference into this Proxy Statement the following documents:

     . our amended Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC on May 30, 2001

     . any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until the date of the Meeting.

You may request a copy of these filings (other than exhibits which are not specifically incorporated by reference herein) at no cost by writing or telephoning us at the following address:

                              Investor Relations
                              Essex Bancorp, Inc.
                          Interstate Corporate Center
                            Building #9, Suite 200
                            Norfolk, Virginia 23502
                                (757) 893-1326

If you would like to request documents from the Company, please do so by June 11, 2001 to receive them before the Meeting.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the Merger Agreement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than June ___, 2001.

                                   By Order of the Board of Directors



                                   Jennifer L. DeAngelo
                                   Corporate Secretary
                                   Essex Bancorp, Inc.

Norfolk, Virginia
June, ___, 2001

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                  Appendix A

                         AGREEMENT AND PLAN OF MERGER

                     RESTATED AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May ___, 2001 (the "Agreement"), is by and between ESSEX BANCORP, INC., a Delaware corporation (the "Company"), and ESSEX ACQUISITION CORP., a Virginia corporation wholly-owned by the Company ("Essex Acquisition").

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Company, upon the recommendation of the special committee established to consider the transaction contemplated by this Agreement (the "Special Committee"), has determined that it is in the best interests of the Company and its stockholders for the Company to effect a recapitalization of its capital structure through the merger of the Company with and into Essex Acquisition, with Essex Acquisition as the surviving corporation (the "Merger"), a result of which will be the elimination of the public ownership of all of the common stock of the Company;

     WHEREAS, the Board of Directors of Essex Acquisition has unanimously approved the Merger and deems it in the best interests of its sole shareholder;

     WHEREAS, as of the date of this Agreement, the authorized capital stock of the Company is as follows: (a) 20,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock), of which 1,060,642 shares are issued and outstanding; and (b) 10,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock") (the Company Common Stock and the Company Preferred Stock are, together, the "Company Stock"), consisting of (i) 2,250,000 shares designated as Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock") of which 2,125,000 shares are issued and outstanding, and (ii) 125,000 shares designated as Cumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock"), of which 125,000 shares are issued and outstanding;

     WHEREAS, as of the date of this Agreement, the authorized capital stock of Essex Acquisition consists of 5,000,000 shares of common stock, par value $.01 per share (the "Essex Acquisition Common Stock"), of which 100 shares are issued and outstanding and owned by the Company; and

     WHEREAS, the Company and Essex Acquisition previously entered into this Agreement as of March 29, 2001, and desire to restate it to set forth the terms and conditions of the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

     1.   MERGER

          1.1  The Merger.  At the Effective Time (as defined in Section 1.3
               ----------
below), the Company shall be merged with and into Essex Acquisition under the terms of this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the "Delaware Act") and the Virginia Stock Corporation Act (the "Virginia Act"), and the separate existence of the Company shall cease and Essex Acquisition shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the provisions of the Virginia Act.

          1.2  Effects of the Merger.
               ---------------------

               a.  Generally.  The Merger shall have the effects as provided
                   ---------
under the Delaware Act and the Virginia Act and other applicable law.

                    b.   Articles of Incorporation and Bylaws. The Articles of
                         ------------------------------------
Incorporation of Essex Acquisition as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Essex Acquisition as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                    c.   Board of Directors; Officers. At the Effective Time,
                         ----------------------------
the Board of Directors of the Surviving Corporation shall be identical to the Board of Directors of Essex Acquisition and the officers of the Surviving Corporation shall be identical to the officers of Essex Acquisition, in each case until their respective successors have been duly elected or appointed and qualified and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

             1.3    Effective Time. As soon as practicable following the
                    --------------
satisfaction or waiver of the conditions set forth in Article 3 of this Agreement, the parties shall file with the Office of the Secretary of State of the State of Delaware a Certificate of Merger and with the State Corporation Commission of the Commonwealth of Virginia Articles of Merger (such Certificate and Articles of Merger are, collectively, the "Merger Documents") executed in accordance with the relevant provisions of the Delaware Act and the Virginia Act, respectively. The Merger shall become effective at such time as the Merger Documents are duly filed with the Office of the Secretary of State of the State of Delaware and the State Corporation Commission of the Commonwealth of Virginia, as applicable, or at such other time as is permissible in accordance with the Delaware Act and the Virginia Act and as the Company and Essex Acquisition shall agree and as specified in the Merger Documents (the time the Merger becomes effective is the "Effective Time").

       2.    EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
CORPORATIONS.

             2.1    Exchange of Company Preferred Stock. At the Effective Time,
                    -----------------------------------
each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.6 below), including the right to receive all accrued but undeclared and unpaid dividends thereon, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be an issued and outstanding share of Company Preferred Stock and shall automatically become and be exchanged for (a) in the case of the Series B Preferred Stock, 1.061679 fully paid and non-assessable shares of Essex Acquisition Common Stock, and (b) in the case of the Series C Preferred Stock, 1.061639 fully paid and non-assessable shares of Essex Acquisition Common Stock, provided, however, that fractional shares shall not be issued in connection with the Merger, and if any exchange would result in the issuance of a fractional share to a holder of Company Preferred Stock, the number of shares of Essex Acquisition Common Stock issuable upon the exchange of the applicable Company Preferred Stock shall be rounded up to the next highest whole share of Essex Acquisition Common Stock.

             2.2    Cancellation of Company Common Stock. At the Effective Time,
                    ------------------------------------
each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be an issued and outstanding share of Company Common Stock and shall automatically become and be exchanged for the right to receive a cash payment in the amount of $1.45, without interest (the "Common Stock Consideration").

             2.3    Treatment of Options and Warrants.
                    ---------------------------------

                    a.    Options to Purchase Company Common Stock. At the
                          ----------------------------------------
Effective Time, each option to purchase shares of Company Common Stock ("Options") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for the right to receive a cash payment in an amount equal to any positive difference obtained by subtracting (i) the per share exercise price applicable to such Option from (ii) the per share amount of the Common
                                ----
Stock Consideration (such positive amount, if any, the "Option Consideration"), provided, however, that if that at the Effective Time the per share exercise price applicable to an Option is greater than the per share amount of the
                                 -------

Common Stock Consideration, such Option shall be immediately cancelled and shall cease to exist and the holder(s) thereof shall not be entitled to any consideration in respect thereof or to any further rights with respect thereto.

                    b.    Warrants to Purchase Company Common Stock. At the
                          -----------------------------------------
Effective Time, each warrant permitting the holder thereof to purchase shares of Company Common Stock ("Warrants") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be an issued and outstanding Warrant and shall automatically become and be exchanged for 0.013993 fully paid and non-assessable shares of Essex Acquisition Common Stock, provided, however, that fractional shares shall not be issued in connection with the Merger, and if any exchange would result in the issuance of a fractional share to a Warrant holder, the number of shares of Essex Acquisition Common Stock issuable upon the exchange of the applicable Warrant(s) shall be rounded up to the next highest whole share of Essex Acquisition Common Stock.

             2.4    Cancellation of Essex Acquisition Common Stock.  At the
                    ----------------------------------------------
Time, each share of Essex Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be an issued and outstanding share of Essex Acquisition Common Stock and shall be surrendered to Essex Acquisition for cancellation and cancelled, and no additional shares of Essex Acquisition Common Stock or any other consideration shall be issued or paid therefor.

             2.5    Exchange of Certificates.
                    ------------------------

                    a.    Payment Agent. Prior to the Effective Time, the
                          -------------
Company shall appoint a payment agent (the "Payment Agent") to act as the Company's agent for the (i) issuance of Essex Acquisition Common Stock to holders of Company Preferred Stock and Warrants, and (ii) payment of Common Stock Consideration and Option Consideration (collectively, "Cash Consideration") to holders of Company Common Stock and Options, respectively.

                    b.    Company Preferred Stock and Warrants. After the
                          ------------------------------------
Effective Time, holders of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Preferred Stock or Warrants shall be required to exchange such certificates for one or more certificates representing the number of shares of Essex Acquisition Common Stock for which such shares or Warrants were exchanged by virtue of the Merger. As soon as practicable after the Effective Time, the Payment Agent shall mail to the holders of record of certificates that immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock or Warrants, letters of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon proper delivery of such certificates to the Payment Agent and shall be in such form and have such other provisions as the Payment Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Preferred Stock and Warrants in exchange for the shares of Essex Acquisition Common Stock deliverable in respect thereof as a result of the Merger. Upon surrender to the Payment Agent of a certificate or certificates formerly representing shares of Company Preferred Stock or Warrants and acceptance thereof by the Payment Agent, the holder thereof shall be entitled to receive a certificate or certificates representing the shares of Essex Acquisition Common Stock for which such shares of Preferred Stock or Warrants, formerly represented by such surrendered certificate or certificates, shall have been exchanged at the Effective Time pursuant to the Merger.

                    c.    Company Common Stock and Options. After the Effective
                          --------------------------------
Time, holders of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock shall be required to surrender such certificates for payment in an amount equal to the aggregate Common Stock Consideration payable in respect of such Company Common Stock so surrendered for cancellation in connection with the Merger. As soon as practicable after the Effective Time, the Payment Agent shall mail to the holders of record of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon proper delivery of such certificates to the Payment Agent and shall be in such form and have such other provisions as the Payment Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Company Common Stock in exchange for the

Common Stock Consideration payable to such holders in respect thereof as a result of the Merger. Upon surrender to the Payment Agent of a certificate or certificates formerly representing shares of Company Common Stock and acceptance thereof by the Payment Agent, the holder thereof shall be entitled to receive payment in an amount equal to the Common Stock Consideration payable in respect of such shares of Company Common Stock formerly represented by such surrendered certificate or certificates. The Payment Agent shall also deliver to all holders of Options entitled to Option Consideration under the terms of Section 2.3(a) above payment in an amount equal to the aggregate amount of Option Consideration payable in respect of such Options upon receipt by the Payment Agent of an acknowledgement from each such Option holder that payment of the Option Consideration applicable to such holder's Options shall constitute full consideration for the termination and cancellation of the Options.

                    d.     Procedure. The Payment Agent shall accept
                           ---------
certificates in respect of Company Stock and Warrants upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company of certificates representing shares of Company Stock or Warrants and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of (i) certificates representing shares of Essex Acquisition Common Stock allocable to the shares of Company Preferred Stock or Warrants represented by such certificate or certificates or (ii) the Common Stock Consideration payable in respect of shares of Company Common Stock represented by such certificate or certificates. If any certificate representing shares of Essex Acquisition Common Stock is to be issued, or any Common Stock Consideration is to be paid, to a name other than that in which the certificate for the Company Preferred Stock, Warrants or Company Common Stock, respectively, surrendered for exchange is registered, it shall be a condition of such exchange that the certificates so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company any transfer or other taxes required by reason of the issuance of certificates in or payment of Common Stock Consideration to a name other than that of the registered holder of the certificates surrendered, or establish to the satisfaction of the Company that such tax has been paid or is not applicable.

                    e.     Tax Matters.  The Company and the Payment Agent shall
                           -----------
be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Options such amounts as the Company or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law applicable to the making of such payment. To the extent that amounts are so withheld by the Company or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Company Common Stock or Options in respect of which such deduction and withholding was made by the Company or the Payment Agent.

                    f.     No Liability.  No party to this Agreement shall be
                           ------------
liable to any person or entity in respect of any amounts paid or delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    g.     Lost Certificates.  In the event any certificate or
                           -----------------
certificates formerly representing Company Stock or Warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or certificates to be lost, stolen or destroyed, and if required by the Surviving Corporation and the Payment Agent, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate, the Payment Agent will issue in exchange for such lost, stolen or destroyed certificate the consideration deliverable in respect thereof as determined in accordance with this Article 2.

           2.6      Dissenting Shares. Notwithstanding anything in this
                    -----------------
Agreement to the contrary, no share of Company Stock, the holder of which shall not have voted shares in favor of the Merger and shall have properly complied with the provisions of Section 262 of the Delaware Act as to appraisal rights (a "Dissenting Share"), shall be deemed exchanged for and to represent the right to receive the Essex Acquisition Common Stock or Common Stock Consideration, as applicable, hereunder; and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Act; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the Delaware Act, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his or her entitlement to rights to payment as provided in such Section 262 or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Section 262 and each such Dissenting Share shall thereupon be deemed to be exchanged for the right to receive the consideration applicable to the exchange or cancellation, as applicable, of such Company Stock.

     3.     CONDITIONS.

            The obligations of the parties hereto to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of each of the following conditions:

            3.1     Board Approval. The Boards of Directors of each of the
                    --------------
Company and Essex Acquisition shall not have revoked their approval and authorization of this Agreement and the transactions contemplated hereby.

            3.2     Shareholder Approval. The Merger, this Agreement and the
                    --------------------
transactions contemplated hereby shall have been duly approved by the requisite vote of the holders of each of the Company Common Stock, the Series B Preferred Stock and the Series C Preferred Stock, voting as separate voting groups. In addition, the Merger, this Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the Company as the sole holder of Essex Acquisition Common Stock.

            3.3     No Injunction or Proceeding. No preliminary or permanent
                    ---------------------------
injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or challenges in any material respect the transactions contemplated hereby.

            3.4     Consents. Other than filing the Merger Documents, all
                    --------
consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby shall have been obtained or effected and/or filed.

            3.5     Other Approvals. All other consents and approvals and the
                    ---------------
satisfaction of all other requirements that are necessary, in the opinion of the Company and its counsel, for the consummation of the Merger and other transactions contemplated by this Agreement shall have been obtained.

            3.6     Financing. Essex Acquisition shall have obtained financing
                    ---------
for the payment of all amounts payable as a result of the Merger (including all fees and expenses incurred in connection therewith), upon terms satisfactory to Essex Acquisition in its sole discretion.

            3.7     Exercise of Warrants or Dissenter's Rights. Neither party
                    ------------------------------------------
shall have elected, in its sole discretion, to terminate this Agreement following the exercise of any of the Warrants or the exercise by any holder of Company Stock of its rights under Section 262 of the Delaware Act.

     4.     TERMINATION; AMENDMENT

            4.1     Termination of Agreement.  This Agreement may be terminated
                    ------------------------
by the Company at any time prior to the Effective Time if for any reason consummation of the transactions contemplated hereby is inadvisable in the sole discretion of the Company's Board of Directors. Such termination shall be effected by the written notice of the Company to Essex Acquisition. Upon the giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Company or Essex Acquisition or their respective directors, officers, employees, agents or stockholders.

            4.2     Amendment. This Agreement may be amended or modified at any
                    ---------
time by mutual written agreement of the parties (a) in any respect prior to the approval hereof by the shareholders of the Company entitled to vote hereon, and
(b) in any respect subsequent to such approval, provided that any such amendment or modification subsequent to such approval shall not (i) change the method of exchanging (x) the issued and outstanding Company Preferred Stock and Warrants into shares of Essex Acquisition Common Stock or (y) the issued and outstanding Company Common Stock and Options into the applicable Cash Consideration, (ii) alter or change the amount of the Common Stock Consideration or the Option Consideration, (iii) alter or change any provision of the Articles of Incorporation of the Surviving Corporation that would require the approval of its shareholders, or (iv) otherwise take any action that could have a material adverse effect on the shareholders of the Company.

     5.     MISCELLANEOUS

            5.1     Successors. This Agreement shall be binding on the
                    ----------
successors of each of the Company and Essex Acquisition.

            5.2     Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts and by each party on a separate counterpart, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

            5.3     Governing Law. This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws or principles thereof.

            5.4     No Third Party Beneficiaries. Except as provided in Section
                    ----------------------------
2.5, nothing in this Agreement is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the Boards of Directors of each of the parties hereto have approved this Agreement and the duly authorized officers of each have executed this Agreement on their behalf as of the day and year first above written.

                              ESSEX BANCORP, INC.




                              By:___________________________________
                                 Gene D. Ross
                                 President and Chief Executive Officer


                              ESSEX ACQUISITION CORP.




                              By:___________________________________
                                 Gene D. Ross
                                 President and Chief Executive Officer

                                  Appendix B

                       FAIRNESS OPINION OF RP FINANCIAL

RP FINANCIAL, LC.
---------------------------------------------------------
Financial Services Industry Consultants

                                                        March 23, 2001

Special Committee to the Board of Directors

Essex Bancorp, Inc.
Interstate Corporate Center
Building 9, Suite 200
Norfolk, Virginia  23502

Members of the Special Committee:

     You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view of the consideration to be paid to the current common holders of the common stock ("Common Stock") of Essex Bancorp, Inc., Norfolk, Virginia ("Essex" or the "Company"), the holding company for Essex Savings Bank, F.S.B. (the "Bank"), in connection with the merger transaction described below.



Description of Merger
---------------------

     In this regard, Essex will enter into an Agreement and Plan of Merger (the "Merger Agreement") with Essex Acquisition Corp. ("Essex Acquisition"), a newly-formed wholly-owned subsidiary of the Company, whereby Essex Acquisition will exchange all of the outstanding shares of the Company's Common Stock for cash concurrent with the merger of the Company into Essex Acquisition (the "Merger"). The Bank will become a subsidiary of Essex Acquisition. This letter incorporates by reference the proxy statement for the Merger and the Merger Agreement. Following the Merger, the holders of the Common Stock will no longer have an interest in the Company and the holders of the two series of preferred stock ("Preferred Stock"), Series B and Series C, and outstanding warrants to purchase Common Stock ("Warrants") will own all of the equity interests in Essex Acquisition, which will be the surviving company in the Merger. The Common Stock ownership of Essex Acquisition will be based on the redemption value and accumulated dividends of the both series of Preferred Stock and the value of the Warrants determined as of February 1, 2001. The holders of the Series B and C Preferred Stock will be issued new shares of Common Stock of Essex Acquisition and the Warrants will be exchanged for new shares of Common Stock of Essex Acquisition. Accordingly, the Merger will eliminate the public ownership of the Company's Common Stock and will result in a "going private" transaction whereby the common stock ownership of Essex Acquisition will be closely held by the current holders of the Series B and C Preferred Stock and Warrants. As a result, the Common Stock will no longer be traded on the American Stock Exchange, price quotations with respect to sales of shares in the public market will no longer be available and the Common Stock will no longer be registered under the Securities Exchange Act of 1934, as amended. Following the Merger, Essex Acquisition will be renamed Essex Bancorp, Inc. The effective time of the Merger (the "Effective Time") is expected to occur as soon as practicable after the meeting of shareholders approving the Merger and satisfaction and waiver of terms and conditions of the Merger Agreement, following which the holders of the Common Stock will receive a cash payment, as described below.

     The Company intends to finance the Merger through a loan of up to $2 million, representing the anticipated aggregate consideration to be paid to the holders of the Company's Common Stock plus related fees and expenses, according to a letter setting forth terms for providing financing from Centura Bank dated February 20, 2001.



Summary Description of Merger Consideration
-------------------------------------------

     At the Effective Time, all of the outstanding shares of Essex Common Stock will be converted into the right to receive cash in an amount equal to $1.45 per share ("Cash Consideration"). As of the date of this letter, Essex had a total of 1,060,642 common shares outstanding.

     The Company's granted employee and director stock options will be exchanged for cash equal to the amount by which the Cash Consideration exceeds the exercise price of such options, if any. Out of the money employee and director stock options will not be eligible to receive any Cash Consideration. Payment received, if any, will constitute consideration for the termination and cancellation of all options and related stock appreciation rights. As of the date of this letter, there were: 172,500 employee stock options with a weighted average exercise price of approximately $1.42, of which 132,000 were in the money with a weighted average exercise price of approximately $1.30, and 7,300 director stock options with a weighted average exercise price of $1.99, of which 2,350 were in the money with a weighted average exercise price of approximately $1.22.

     The Company has 7,949,000 Warrants outstanding, all of which are exercisable into Essex Common Stock at a price of $0.9375 per share, and all of the Warrants are owned by the holders of the Preferred Stock. Given tax considerations and the limited equity available to the Company to pay the Cash Consideration, any significant exercise of the Warrants prior to the Effective Time may cause the Company to determine that it cannot consummate the Merger and thus terminate the Merger Agreement. Further, because of the large number of Warrants outstanding, any significant exercise of the Warrants prior to the Effective Time may adversely impact the level of the Cash Consideration per share.



RP Financial Background and Experience
--------------------------------------

     RP Financial, as part of its financial institution valuation, consulting and merger advisory practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings by commercial banks and thrift institutions, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions including the valuation of equity and debt securities, stock-based benefit plans and going private transactions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Virginia and Mid-Atlantic markets for thrift and bank securities and financial institutions operating in Virginia.

     In the past, RP Financial has provided consulting and planning services to Essex and has received customary fees for such services. Neither RP Financial nor its members have any past or present ownership in any debt or equity securities of Essex or any future ownership in any debt or equity securities of Essex Acquisition. RP Financial will receive a fee from Essex for rendering this opinion, a substantial portion of which is contingent upon the consummation of the Merger. RP Financial will also receive a fee for the valuation of the Warrants to assist the Special Committee in setting the conversion ratio of the Warrants of the Company for Common Stock in Essex Acquisition. In addition, Essex has agreed to indemnify RP Financial for certain liabilities arising out of this financial advisory engagement. RP Financial has not been engaged by Essex Acquisition. RP Financial is not a broker/dealer and thus does not engage in the trading of securities for any company, including Essex, for its own account or for others.

     RP Financial's opinion does not address Essex's underlying business decision to effect the Merger. At the direction of the Special Committee, RP Financial has not been asked to, nor does RP Financial offer, any opinion as to the material terms of the Merger Agreement or the form of the Merger. RP Financial was not engaged to solicit third party indications of interest in the possible acquisition of Essex in part or in whole.



Materials Reviewed and Considered
---------------------------------

     In rendering this fairness opinion, RP Financial reviewed the following material:

     (1)  the various documents pertaining to the Merger, including -

          (a)  the Merger Agreement,

          (b) the term letter from Centura Bank, dated February 20, 2001 pertaining to the financing of the Merger,

          (c)  the latest draft of the shareholder proxy materials,

          (d) the tax memorandum prepared by PricewaterhouseCoopers, dated January 31, 2001;

     (2) financial and other information of Essex, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations -

          (a) audited financial statements for five fiscal years ended December 31, 2000 and unaudited financial statements for the first two months of 2001,

          (b) stockholder, regulatory and internal financial reports and for the last five fiscal years, including quarterly and annual reports, filings with the Securities and Exchange Commission, including Form 10-K and Form 10-Q, and press releases,

          (c)  the annual proxy statements for the last five years,

          (d) various other internal documents, including, but not limited to, minutes of the Board of Directors for the Company and the Bank, regulatory reports, the employee and directors stock options schedule and the preferred dividends schedule assuming the dividends continue to accumulate and earn interest over the next five years.

     (3) Comments by the Essex Board, Special Committee and management regarding past and current business, operations, financial condition, and future prospects;

     (4) The Board approved business plan for Essex and subsidiaries for fiscal year 2001, including financial projections, incorporating the pro forma impact of the Merger;

     (5) The net operating tax loss carryforward position of Essex and the strategic implications historically, currently and prospectively to realize the full benefit;

     (6) The redemption value and accumulated dividends of Essex's Series B and Series C preferred stock, and Essex's expectations that earnings will continue to be inadequate to cover the annual dividends for both series of Preferred Stock;

     (7) The terms of the 7,949,000 Warrants outstanding, including the pro forma impact and the resulting voting control of Essex's Common Stock if the currently exercisable Warrants were to be partially or fully exercised; and

     (8) The Common Stock price history of Essex, including the closing price and daily volume for Essex's stock on the American Stock Exchange from 1999 up to the February 1, 2001 announcement of the Merger and up to the date of this opinion.

     RP Financial considered the absence of interest by third party financial institutions and other financial intermediaries in pursuing a merger with, or an acquisition of, Essex over the past five years, even with the assistance provided by a third party financial advisor in 2000 who conducted a targeted canvassing of financially capable in-market and out-of-market financial institutions. RP Financial also considered the alternative strategies evaluated and/or pursued by Essex over the last five years to provide returns to the holders of the Preferred Stock and the Common Stock, including: (1) a secondary offering of common stock to partially or fully refund the Preferred Stock; (2) strategic affiliations with banking and non-banking entities whereby such third parties would purchase the existing Preferred Stock or newly issued shares of Common Stock; and (3) going private through a Merger whereby the holders of the Common Stock would receive cash consideration and the holders of the Preferred Stock and Warrants would become the holders of the Common Stock following the Merger. RP Financial also considered the economic and demographic characteristics in the local market area, the interest rate environment and the potential impact of the regulatory, legislative and economic environments on operations for Essex and the public perception of the savings institution industry.

     In evaluating the Merger, and specifically the Cash Consideration to be paid to the current holders of the outstanding shares of the Company's Common Stock, RP Financial also considered:

     (1) Essex's financial and trading characteristics relative to publicly-traded thrifts, including a peer group of regionally based publicly-traded thrifts and a peer group of similarly sized thrifts with an emphasis in mortgage banking and servicing of loans for others;

     (2) the financial terms of completed and pending acquisitions of comparable savings institutions both regionally and nationally from 1998 to present, including the pricing ratios relative to earnings per common share, book value per common share, assets per share and the tangible book value premium relative to core deposits;

     (3) the trading price premium paid in the acquisitions of publicly-traded savings institutions and commercial banks 1998 to present;

     (4) the trading price premium paid in going private transactions involving publicly-traded banks and thrifts since the end of 1999;

     (5) the trading price premium paid in going private transactions 2000 to date of non-financial institutions in which the controlling/continuing shareholders owned 50% or more and 90% or more of the voting stock or equity;

     (6) the trading price premium paid in "Dutch auction" tender offers conducted by banks and thrifts 1998 to present; and

     (7) discounted cash flow analyses pertaining to Essex reflecting future prospects, before consideration of the Merger, which are expected to lead to further erosion of the negative book value per common share despite anticipated balance sheet growth and profitability.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Essex furnished by management to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Essex did not restrict RP Financial as to the material it was permitted to review. RP Financial further relied upon the assurances of Essex's management that it is unaware of any facts that would make the information provided to RP Financial incomplete or misleading in any material respect. With respect to projected financial and operating data provided by Essex, RP Financial has assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of the management and staff of Essex relating to the future financial and operational performance and business prospects of Essex and its subsidiaries. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Essex. It is the understanding of RP Financial from Essex that there have not been any prior formal valuations of the Company's Common Stock during the past five years.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as currently structured. In rendering this opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the Merger, there will be no restriction imposed on Essex or Essex Acquisition that will have a material adverse effect on the ability of the Merger to be consummated as currently structured and that the Merger will comply with applicable federal and state laws. RP Financial has also assumed that the draft proxy materials and Merger Agreement reviewed in connection with the preparation of this letter will conform in all material respects to the final proxy materials and Merger Agreement.

Opinion
-------

     It is understood that this letter is directed to the Special Committee of the Board of Directors of Essex in its consideration of the Merger Agreement, and does not constitute a recommendation to any current common stockholder of Essex as to any action that such common stockholder should take in connection with the Merger Agreement, or otherwise. Furthermore, this letter is not directed to the holders of the Series B and C preferred stock and Warrants. RP Financial's opinion does not address Essex's or Essex Acquisition's respective underlying business decisions to effect the Merger. It is understood that RP Financial's opinion does not address whether Essex Acquisition or any other party would be willing to pay consideration in excess of the Cash Consideration for the outstanding shares of Common Stock.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

     It is understood that this opinion may be included in its entirety in any communication by Essex or its Special Committee of the Board of Directors to the holders of the Common Stock of Essex. It is also understood that this opinion may be included in its entirety in any regulatory filing by Essex and that RP Financial consents to the summary of the opinion in the proxy materials of Essex, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Cash Consideration to be received by the current holders of the outstanding shares of Essex's Common Stock in the Merger is fair to such shareholders from a financial point of view.

                                         Respectfully submitted,



                                         RP FINANCIAL, LC.
                                         [LOGO]

                                  Appendix C

     DISSENTERS' RIGHTS PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW


SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

1    APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
               (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
               (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the

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

               stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of

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

          the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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

                                  Appendix D

                            AUDIT COMMITTEE CHARTER

                              ESSEX BANCORP, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.   PURPOSE

     The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities for: the financial reports and other financial information provided by Essex Bancorp, Inc. and its subsidiaries ("Essex" or the "Company") to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and has the power to retain outside counsel, auditors or other specialists for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the independent auditors and the internal auditor are ultimately accountable to the Board and the Committee.

     The Committee's primary responsibilities and duties are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and systems of internal control.

  . Review and appraise the audit efforts of the Company's independent auditors and Internal Audit Department.

  . Provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit Department, and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company, an outside consultant, or professional organizations.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full committee membership.

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

III. MEETINGS

     The Committee shall convene at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the internal auditor, and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet or talk with the independent auditors and management quarterly to review the Company's financials consistent with IV.4 below.

     The Committee shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the Company's annual and quarterly financial statements and filings under the securities laws, press releases reporting earnings for quarterly or annual periods, reports by independent auditors on financial statements, compliance and other matters and any other reports or documents which the Committee deems appropriate in fulfilling its responsibilities.

3. Review the regular internal reports to management prepared by the Internal Audit Department and management's response.

4. Review with financial management and the independent auditors the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Auditors

5. Review the performance, effectiveness, and independence of the auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The independent auditors are ultimately accountable to the Committee and the Board.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, review and discuss with the independent auditors all significant relationships the independent auditors have with the Company to determine the auditors' independence, and obtain from the independent auditors the written disclosures and the letter from the independent auditors required (ISB Standard No. 1) confirming the auditors' independence.

8. Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of Essex's financial statements.

9. After the completion of the annual examination, and prior to releasing the year-end earnings, review with management and the independent auditors the Company's reported results of operations and financial condition, and discuss certain matters required to be communicated to Audit Committees in accordance with AICPA SAS 61.

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

Internal Audit Department

10. Jointly with management and the internal auditor, review the budget, scope of audit plan, changes in the plan, activities, organizational structure, staffing, and qualifications of the Internal Audit Department, as needed.

11. Review and have veto power over the appointment and dismissal of the internal auditor.

12. Consider and review, with management and the internal auditor, the Internal Audit Department's charter.

Financial Reporting Processes

13. Review the reports of the independent auditors and the internal auditor relative to the integrity of Essex's financial reporting processes, both internal and external.

14. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

15. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management, or the Internal Audit Department.

16. Establish regular and separate systems of reporting to the Committee by each of management, the independent auditors and the internal auditor regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

17. Following completion of the annual audit, review separately with each of management, the independent auditors and the Internal Audit Department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

18. Review any significant disagreement among management and the independent auditors or the Internal Audit Department in connection with the preparation of the financial statements.

Process Improvement

19. Review with the independent auditors, the Internal Audit Department, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

20. Review with the Internal Audit Department, independent auditors, and management any recommendations for improvement in internal controls, administrative procedures, accounting and reporting policies and practices, and other areas. Obtain and review management's responses to such recommendations.

Ethical and Legal Compliance

21. Establish, review, and update periodically the Code of Conduct for All Employees (the "Code") and ensure that management has established a system to enforce this Code.

22. Review management's monitoring of the Company's compliance with the Code, and ensure that management has the proper review system in place to ensure Essex's compliance with applicable laws and regulations.

23. Review reports of compliance issued by the Internal Audit Department, independent auditors, or examiners and review management's responses to matters noted in such reports.

24. Review, with the Company's management, legal compliance matters including corporate securities trading policies.

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

25. Review, with the Company's management, any legal matter that could have a significant impact on the Company's financial statements.

26. Perform any other activities consistent with this Charter, the Company's By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

27. Appoint or retain outside legal counsel, auditors or specialists, as deemed necessary for purposes of fulfilling the Audit Committee's duties as contemplated in this Charter.

Audit Committee Report

28. Provide a report in the Company's proxy statement, as required by the SEC rule, Item 306(a)(4), stating whether:

    (a) The Committee has reviewed and discussed the audited financial statements with management;

    (b) The Committee has discussed with the independent auditors the matters required to be discussed by AICPA SAS 61;

    (c) The Committee has received the written disclosures and the letter from the independent auditors required (ISB Standard No. 1) and has discussed with the auditors the auditor's independence; and

    (d)   Based on the review and discussions referred to in paragraphs 28 (a)-
          (c) above, it is recommended to the Board that the financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.






Approved:  26 May 2000

PRELIMINARY COPY

                              ESSEX BANCORP, INC.
                                REVOCABLE PROXY

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ESSEX BANCORP,
  INC., FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON July
                    ____, 2001 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby acknowledges prior receipt of the Notice of the Annual Meeting of Stockholders (the "Meeting") and the Proxy Statement describing the matters set forth below, and indicating the date, time and place of the Meeting, and hereby appoints the Board of Directors of Essex Bancorp, Inc. (the "Company"), or any of them, as proxy, each with full power of substitution to represent the undersigned at the Meeting, and at any adjournment or adjournments thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present on the matters referred to on the reverse side in the manner specified.

This Proxy, if executed, will be voted as directed, but, if no instructions are specified, this Proxy will be voted FOR each of the proposals listed. Please date and sign this Proxy on the reverse side and return it in the enclosed envelope. This Proxy must be received by the Company no later than July ___, 2001.

This Proxy is revocable and the undersigned may revoke it at any time prior to the Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Meeting, or any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the Meeting.

                (Continued and to be signed on the reverse side)

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSAL 1 AND PROPOSAL
                                       2.

                                                  FOR       AGAINST      ABSTAIN
                                                  [_]         [_]          [_]

1.   Approval and
     Adoption of the
     Agreement and Plan
     of Merger.

2.   Approval of adjournments of the Meeting      [_]         [_]          [_]
     A vote for this proposal will permit the Meeting to be adjourned in order to allow the Company to solicit additional proxies in favor of the Agreement and Plan of Merger.

     To vote, in its discretion, upon any other matters that may properly come before the Meeting or any adjournment thereof. The Board of Directors is not aware of any other matters that will come before the Meeting.


Date: _________________________
Signature(s) _______________________________________________
Signature(s) _______________________________________________

Please date this Proxy and sign your name exactly as your name appears above. Joint accounts need only one signature, but all stockholders should sign if possible. When signing as attorney, executor, administrator, trustee, guardian or similar position, please add your full title as such to your signature. If a corporation, please sign the full corporate name by president or an authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.